SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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☐	Soliciting Material Pursuant to §240.14a-12
LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 16, 2017
_________________________________________________________________________________________
Dear Shareholder:
You are cordially invited to attend the fiscal year 2017 Annual Meeting of Shareholders of LifeVantage Corporation, a Colorado corporation. The meeting will be held at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070 on Thursday, February 16, 2017 at 1:00 P.M. Mountain Time, for the following purposes:

1.	To elect nine directors to hold office for a one-year term expiring at our fiscal year 2018 Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	To adopt our 2017 Long-Term Incentive Plan;

3.	To ratify the appointment of WSRP, LLC as our independent registered public accounting firm for our fiscal year ending June 30, 2017; and

4.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors recommends that you vote FOR proposals 1, 2, and 3.
Our board of directors has fixed December 28, 2016, as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our shareholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our shareholders on or about January 4, 2017. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites shareholders' receipt of proxy materials, lowers our costs associated with the annual meeting and reduces the environmental impact of our annual meeting.
Whether or not you expect to attend the meeting, your vote is very important. We encourage you to submit your proxy as soon as possible (i) by accessing the Internet site, (ii) by calling the toll-free number described in the proxy materials; or (iii) by signing, dating and returning the paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for your ongoing support and continued interest in LifeVantage Corporation. We look forward to seeing you at the annual meeting.

Sandy, Utah	By Order of our Board of Directors
January 4, 2017	/s/ Darren Jensen
Darren Jensen
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON FEBRUARY 16, 2017:
This notice, the accompanying proxy statement, and annual report to shareholders are available at
http://investor.lifevantage.com/sec.cfm.

LifeVantage Corporation
9785 S. Monroe Street, Suite 300
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 16, 2017
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to shareholders of LifeVantage Corporation, a Colorado corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2017 Annual Meeting of Shareholders of LifeVantage to be held on February 16, 2017, at 1:00 P.M. Mountain Time, at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, "fiscal 2017" refers to the twelve-month period from July 1, 2016 through June 30, 2017.
Why am I receiving these materials?
You are receiving these proxy materials from us because you were a shareholder of record at the close of business on December 28, 2016 (the “Record Date”). Our board of directors is soliciting your proxy to vote your shares at the fiscal 2017 Annual Meeting of Shareholders on the matters to be considered at that meeting. The Notice of Annual Meeting, this proxy statement and the accompanying form of proxy card are being made available to you on or about January 4, 2017. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Where and when is the annual meeting?
The fiscal 2017 Annual Meeting of Shareholders of LifeVantage will take place on Thursday, February 16, 2017, at 1:00 P.M. Mountain Time at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070.
What am I voting on?
The following matters are scheduled to be voted on by shareholders at the annual meeting:

•	the election of nine directors to our board of directors;

•	the adoption of our 2017 Long-Term Incentive Plan; and

•	the ratification of the selection of the appointment of WSRP, LLC as our independent registered accounting firm for our fiscal year ending June 30, 2017.
Who can vote at the annual meeting?
Only shareholders of record at the close of business on December 28, 2016, the record date, will be entitled to vote at the annual meeting. As of the record date, we had approximately 14,049,424 shares of common stock outstanding and entitled to vote.
Shareholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a shareholder of record. As a shareholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible by (i) accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) signing, dating and returning the enclosed proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Shareholder of Record: Shares Registered in Your Name
If you are a shareholder of record, you may vote by proxy using the enclosed proxy card or in person at the annual meeting.

•	Voting Your Proxy By Mail. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the pre-addressed, postage-paid envelope provided to you.

•	Voting on the Internet. To vote on the Internet, access http://www.proxyvote.com and follow the on-screen instructions.

•	Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.

•	Voting in Person. To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal (other than the election of directors) will be approved if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. With respect to the election of directors, the nine nominees receiving the highest number of “FOR” votes will be elected. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NASDAQ Stock Market (NASDAQ) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the annual meeting that is considered a “routine” matter under the rules and interpretations of NASDAQ.
How many votes are needed to approve each proposal?

•
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The nine nominees receiving the highest number of "FOR" votes will be elected. Properly executed proxies marked "WITHHOLD" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The 2017 Long-Term Incentive Plan will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2017 will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. Properly executed proxies marked "ABSTAIN" and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card?
If you receive more than one proxy card, your shares are likely registered in more than one name or are registered in different accounts. If you vote by mail, please complete, sign and return each proxy card. Or, if you vote by Internet or telephone, vote once for each proxy card you received.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9785 S. Monroe Street, Suite 300, Sandy, Utah 84070; or

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all nine nominees for director and “FOR” Proposal 2 and Proposal 3, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by shareholders present at the meeting in person or by proxy. As of the record date, we had approximately 14,049,424 shares of common stock outstanding and entitled to vote. Thus, at least 7,024,713 shares of common stock must be represented by shareholders present at the meeting in person or by proxy to constitute a quorum.
Persons returning executed proxy cards will be counted as present for purposes of establishing a quorum even if they abstain from voting on any or all proposals. Shares held by brokers who vote such shares on any proposal will be counted as present for purposes of establishing a quorum, and broker non-votes on other proposals will not affect the presence of a quorum.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also engaged Morrow & Co., LLC ("Morrow") to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of $6,250 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are shareholder proposals due for next year's annual meeting?
Shareholder Proposals for Inclusion in Next Year's Proxy Statement.
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of our shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2018 Annual Meeting of Shareholders, shareholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 and must be received by us no later than September 6, 2017, and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for shareholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Shareholder Proposals for Presentation at Next Year's Annual Meeting.
If a shareholder wishes to present a proposal, including a director nomination, at our fiscal 2018 Annual Meeting of Shareholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 300, Sandy, Utah 84070 not less than 90 days, or October 6, 2017, nor more than 120 days, or September 6, 2017, prior to the first anniversary of the date on which we first mailed our proxy materials for the fiscal 2017 Annual Meeting, except that if the fiscal 2018 Annual Meeting date is changed by more than 30 days from the anniversary date of the fiscal 2017 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the anniversary date of the fiscal 2017 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the anniversary date of the fiscal 2017 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2018 Annual Meeting date. If a shareholder fails to give timely notice of a proposal, the shareholder will not be permitted to present the proposal to the shareholders for a vote at our fiscal 2018 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at investor.lifevantage.com/sec.cfm, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE SHAREHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSAL 2 AND PROPOSAL 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY'S BOARD OF DIRECTORS, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following seven individuals: Darren Jensen, Michael A. Beindorff, David S. Manovich, Garry Mauro, George E. Metzger, Richard Okumoto and David Toole. Each of these individuals will be standing for election at our fiscal 2017 Annual Meeting of Shareholders, with the exception of Mr. David S. Manovich, who is retiring as director as of the date of the fiscal 2017 Annual Meeting of Shareholders. In addition, our board of directors has recommended that the following three new director nominees be elected at the 2017 Annual Meeting of Shareholders: Raymond B. Greer, Vinayak R. Hegde and Darwin K. Lewis.
Each director elected will hold office until the next annual meeting of shareholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal.
We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year's annual meeting of shareholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the nominees for election as director at the annual meeting:

Name	Age	Position with Company
Mr. Darren Jensen	47	President, Chief Executive Officer and Director
Mr. Michael A. Beindorff	64	Independent Director
Mr. Garry Mauro	68	Chairman, Independent Director
Mr. George E. Metzger	70	Independent Director
Mr. Richard Okumoto	64	Independent Director
Mr. David Toole	61	Independent Director
Mr. Raymond B. Greer	53	Independent Director Nominee
Mr. Vinayak R. Hegde	47	Independent Director Nominee
Mr. Darwin K. Lewis	58	Independent Director Nominee
MR. DARREN JENSEN. Mr. Jensen was appointed as our President and Chief Executive Officer in May 2015. He was appointed to our board of directors in January 2016 by the board of directors and has not previously been up for election at an annual meeting of shareholders. From June 2014 to May 2015, Mr. Jensen served as the President-Americas and from September 2012 to June 2014 as the Chief Sales Officer at Jeunesse Global, a privately-held direct selling anti-aging and skin care company. Prior to joining Jeunesse Global, Mr. Jensen served from August 2011 to June 2012 as the Chief Sales Officer of Ampegy, a privately-held direct selling company in the energy industry. Prior to that, he was the Executive Vice President and Corporate General Manager at Agel Enterprises, a nutritional supplements direct selling company, where he was also a Co-Founder of the Agel Cares Foundation. From 2003 to 2005, Mr. Jensen was the Director of International Business Development at USANA Inc. Mr. Jensen served as a Brand Manager at Amway Global from 1995 to 1997. Mr. Jensen began his direct selling career at Nu Skin Enterprises in Provo, where he served as an International Marketing Specialist from 1990-1995. Mr. Jensen received a bachelor of arts degree from Brigham Young University. Mr. Jensen’s more than 25 years of experience in the direct selling industry brings to our board of directors deep industry expertise as well as strong leadership in all aspects of our business.
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than 35 years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy and private investment entity focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experience. From 2002 to 2004 he served as Principal and President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President and COO and then as Chairman and Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations and Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University.

Mr. Beindorff's broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro is currently a practicing attorney in Texas and the District of Columbia. He is also a licensed stock broker. He has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board For Lease, the Texas Department of Corrections Board For Lease, the Permanent University Fund Board For Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.
MR. GEORGE E. METZGER. Mr. Metzger has been an independent member of our board of directors since January 2012. Mr. Metzger has more than 30 years of experience in executive compensation, human resources, benefits and labor relations as well as workforce planning. In December 2007, Mr. Metzger retired from Textron Inc., a company with international operations in multiple industries. Mr. Metzger worked in various capacities while at Textron beginning in 1985, and most recently served as Vice President of Human Resources and Benefits from 2000 until December 2007. In this role, he was responsible for Textron's networked integrated human resource delivery system, including account based healthcare plans, retirement plan redesign and reward structure. From 1976 to 1985, he worked for Rockwell International, most recently as Director Human Resources. He worked at Clark Equipment Company from 1969 to 1976, where he served as Director Labor Relations at the time of his departure. From June 2008 until March 2014, Mr. Metzger served on the board of directors of WorkWell Systems, Inc., a privately-held physical medicine and workers' compensation solutions company. Mr. Metzger received his Bachelor of Science in Business Administration from Trine University. Mr. Metzger's extensive experience with executive compensation, labor relations and benefits brings to our board of directors experience in human resources oversight and workforce planning and development.
MR. RICHARD OKUMOTO. Mr. Okumoto has been an independent member of our board of directors since November 2012. Mr. Okumoto has over 30 years of corporate finance, operations, and strategy development experience in rapid growth technology companies in Silicon Valley. Mr. Okumoto is currently an adjunct professor in the Lucas Graduate and Undergraduate Schools of Business at San Jose State University; a position he has held since 2008. He is also currently on faculty at California State University Long Beach and Keck Graduate Institute; positions he has held since 2014 and 2015, respectively. He teaches business strategy to MBA and post-doctoral students. He was a principal with the consulting firm of Miller-Okumoto, Inc. from 2007 to 2012.  From 2008 to 2010 Mr. Okumoto was the audit committee chairman and a member of the compensation committee for Logic Vision, Inc., a publicly traded electronic design automation company. From 2007 to 2009 Mr. Okumoto was the chief financial officer of Advanced Micro-Fabrication Equipment, Inc., a global micro-fabrication equipment company. From 2003 to 2006 Mr. Okumoto was the chief financial officer of Photon Dynamics, Inc., a publicly held manufacturer of flat panel display test equipment. From 1998 to 2001 Mr. Okumoto was the chief executive officer of TMT, Inc., a manufacturer of test equipment for the global semiconductor industry, and the Vice-President and General Manager for the Analog, Linear, and RF test equipment division of the acquiring company, Credence Systems Corporation, a publicly traded manufacturer of test equipment for the global semiconductor industry. From 1993 to 1998 Mr. Okumoto was the executive vice president and chief financial officer of Credence Systems Corporation, where he completed that company’s initial public offering. From 1990 to 1993 Mr. Okumoto was the Corporate Controller at Novellus Systems, Inc., a publicly traded supplier of wafer fabrication equipment and services. From 1974 to 1990 Mr. Okumoto held finance and operations roles at such companies as: Fairchild Semiconductor Corporation, Measurex Corporation (Honeywell), Commodore Business Machines, Inc., Basys, Inc., and Digital Research Corporation. Mr. Okumoto also serves on the board of directors of Vantage Technology Corporation, a privately held micro-analytical metrology tool company. Mr. Okumoto received his Bachelor of Science in Business Administration with an emphasis in Accounting from San Jose State University and his Master of Arts in Communication and Leadership from Gonzaga University. Mr. Okumoto holds a Registered Financial Consultant designation: RFC®. Mr. Okumoto brings to our board of directors extensive business background in finance and accounting, general management, and business strategy as a public company chief financial officer and audit committee chairman, as a chief executive officer and division general manager, and practitioner and academic of business strategy.

MR. DAVID TOOLE. Mr. Toole has been an independent member of our board of directors since January 2016 and was appointed by the Board of Directors and has not previously been up for election at an annual meeting of shareholders. Mr. Toole brings over 35 years of experience as a technology, supply chain, digital media and video expert, and has been the Chief Executive Officer of MediaMobz, a private company that enables brands to increase their capacity to create video centric digital media that drives business results, since 2008. Mr. Toole is also currently the Chief Executive Officer of Outhink Media, an emerging media incubator, a position he has held since 2001. Prior to Outhink Media, Mr. Toole spent 21 years at GaSonics International, a semiconductor capital equipment company, where he worked in various positions, including as Chief Executive Officer from 1993 to 2001. As Chief Executive Officer at GaSonics, Mr. Toole led the company's initial public offering in 1994 and the sale of the company to Novellus Systems in 2001. Mr. Toole began his career at Advance Micro Devices, a manufacturer of early computer chips, where he was a production supervisor from 1976 to 1979. Mr. Toole received his Bachelor of Arts degree in Business from the University of California, Santa Barbara. Mr. Toole’s executive leadership experience, including as the Chief Executive Officer of a public company, and extensive digital media experience brings to our board of directors strong leadership and oversight as well as strategic leadership as our company leverages digital media to enhance our business initiatives.
MR. RAYMOND B. GREER. If elected, Mr. Greer will serve as an independent member of our board of directors. Mr. Greer has over 30 years of logistics and transportation experience. Mr. Greer has served since February 2011 as the President of BNSF Logistics, LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., an air cargo company. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University. Mr. Greer brings to our board of directors deep experience in international logistics and supply chain management.
MR. VINAYAK R. HEGDE. If elected, Mr. Hegde will serve as an independent member of our board of directors. Since October 2014, Mr. Hegde has served as the Senior Vice President and Global Chief Marketing Officer at Groupon, a company that operates online local commerce marketplaces that connect merchants to consumers by offering discounted goods and services in Europe, North America and Africa. From February 2012 to October 2014, Mr. Hegde served as Vice President of Engineering and Global Online Marketing at Groupon. From 2000 to February 2012, Mr. Hegde served in various roles including Director, General Manager of Worldwide Marketing, and Manager, Global Payment Services - India at Amazon.com, which offers a range of products and services through its websites, including merchandise and content that it purchases for resale from vendors and those offered by third-party sellers. From 1998 to 2000, Mr. Hegde served as Senior Member Technical Staff at Oracle - India, a global enterprise software company, which also provides hardware and service to support customers' businesses. From 1997 to 1998, Mr. Hegde served as a Software Engineer at Verifone - India, a developer and supplier of electronic payment hardware and software for merchant-operated, consumer facing, and self-service payment systems globally. In addition, Mr. Hegde served in Software Engineer roles at Lucent, Tatas and Citicorp between 1995 and 1997. Mr. Hegde currently sits on the board of directors of nearbuy.com, an India-based online marketplace platform. Mr. Hegde received his Bachelor of Science degree in Electrical Engineering from the National Institute of Technology Karnataka in Karnataka, India. Mr. Hegde brings to our board of directors deep experience and strong business and technical skills in the digital/e-commerce space.
MR. DARWIN K. LEWIS. If elected, Mr. Lewis will serve as an independent member of our board of directors. Mr. Lewis joined SC Johnson & Son, Inc., a global consumer packaged goods company, in 1981. During his career there, he has held a number of sales, marketing, acquisition and general manager positions both domestically and abroad. Since July 2015, Mr. Lewis has served as the Senior Vice President-Global Sales and Chief Customer Officer at SC Johnson. Prior to that, Mr. Lewis’ roles at SC Johnson included Senior Vice President of North American Sales and Chief Customer Officer (from November 2008 to June 2015), Vice President, Group General Manager in Greater China (from 2005 to 2008), Vice President of North American Sales (from 2000 to 2004), and President and General Manager over SCJ Canada (From 1997 to 2000). Prior to 1997, Mr. Lewis served in various other roles at SC Johnson including National Director of Special Business, Division Sales Director over the Midwest Division, Marketing Associate, Sales Director, Director of Trade Marketing and Area Manager and Division Sales Director. Mr. Lewis received his Masters of Business Administration from the University of Colorado and his Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Lewis brings to our board of directors extensive experience in managing sales and international operations in a global consumer goods business.

Required Vote
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The nine nominees receiving the highest number of “FOR” votes will be elected.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADOPTION OF THE 2017 LONG-TERM INCENTIVE PLAN
Summary
On December 6, 2016, our board of directors approved the LifeVantage Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”), subject to the approval of our shareholders at our 2017 annual shareholders meeting. We seek shareholder approval to satisfy applicable listing rules of NASDAQ and to comply with certain U.S. federal tax laws. The 2017 Plan will permit the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
Background
The compensation committee of our board of directors recently determined that it was appropriate to update our equity compensation program and adopt a new long-term incentive plan. Accordingly, our board of directors and our compensation committee have approved the adoption of the 2017 Plan and the reservation of a total of up to 1,125,000 shares of common stock for issuance under it. The adoption of the 2017 Plan is intended to provide us with a sufficient number of shares to satisfy our expected equity grant requirements through approximately December 31, 2017, based on the current scope and structure of our equity incentive programs and the rate at which we expect to grant awards. Our equity grant needs could change based on a number of factors, including if our expected rate of hiring increases significantly due to growth of the Company.
We utilize equity awards as the primary component of our long-term compensation program because we believe that equity ownership ties our employees’ interests closely to those of our shareholders and because the companies with whom we compete for talent rely heavily on equity compensation. Since 2010, we have maintained the LifeVantage Corporation 2010 Long-Term Incentive Plan (“2010 Plan”). Once the 2017 Plan is approved by our shareholders, we will cease granting awards under the 2010 Plan, up to 475,000 of the shares of our common stock originally reserved for issuance under the 2010 Plan will be authorized to transfer over to the 2017 Plan (to the extent they have not been issued subject to awards granted under the 2010 Plan), and the 2017 Plan will become our primary long-term incentive compensation plan.
Shareholder approval of the 2017 Plan under this Proposal No. 2 will constitute shareholder approval as required under applicable federal tax law. Specifically, this approval will enable us to grant awards that qualify as:

•
“performance-based compensation” to employees covered by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which section otherwise limits our ability to deduct compensation paid to certain of our executive officers, and

•	incentive stock options granted to employees under Code Section 422 to qualify for favorable federal income tax treatment for the employee.
The 2017 Plan contains certain limits on the size of awards that may be granted thereunder in a given fiscal year to any individual participant. The annual limit on the size of cash incentive awards granted under the 2017 Plan is $5,000,000, which increases the annual limit that applies under the 2010 Plan. This limit, as well as the annual limits that apply to the number of shares that may be granted to an individual participant during a single fiscal year, are designed to enable qualification of 2017 Plan awards as “performance-based compensation” under Code Section 162(m) and are discussed more fully below in “Performance Goals and Annual Grant Limits.”
If our shareholders do not approve the 2017 Plan at our 2017 annual shareholders meeting, we will not be able to utilize this plan to grant awards and we will instead need to continue granting equity and other long-term incentive awards under our 2010 Plan.
The complete text of the 2017 Plan is attached as Annex A to this proxy statement. Shareholders are urged to review it together with the following information, which is qualified in its entirety by reference to the complete text of the 2017 Plan. If there is any inconsistency between the description of the 2017 Plan included in this proxy statement and the terms of the 2017 Plan, or if the description of the 2017 Plan included in this proxy statement is inaccurate in any respect, the terms of the 2017 Plan shall govern.

Share Reserve and Share Usage Matters
The shares of our common stock reserved under the 2017 Plan consist of:

•	650,000 newly-reserved shares, plus

•	up to 475,000 shares previously reserved for issuance under our 2010 Plan, including upon cancellation, termination or forfeiture of awards previously granted under that plan, plus

•
shares subject to forfeited or terminated awards, or shares that are withheld or surrendered from an award to pay an award’s exercise price or tax withholding obligations, in each case where such awards have been granted under the 2017 Plan.

The sum of the share numbers in the first two bullets above cannot exceed 1,125,000 shares.
Because up to 475,000 shares of those reserved for issuance under the 2017 Plan are part of our share reserve under the 2010 Plan, approval of the 2017 Plan will add only 650,000 additional shares of our common stock to total shares reserved for use under our long-term incentive compensation programs. Accordingly, the approximate additional impact of the requested share reserve for the 2017 Plan on shareholder dilution is approximately 4.6%, reflecting the percentage that 650,000 shares is of our outstanding shares of common stock as of December 28, 2016, the record date of our fiscal 2017 Annual Meeting of Shareholders.
During the fiscal year ended June 30, 2016, we did not grant stock options. We granted an aggregate of 60,001 shares subject to time-based restricted stock awards and an aggregate of 424,000 shares subject to PRSUs assuming at-target performance. Equity awards made to our named executive officers during fiscal 2016 are set forth in the Grant of Plan-Based Awards Table, and awards made to our non-employee directors are set forth in the Directors Compensation Table, included in this proxy statement. As of December 6, 2016, there were 326,726 shares issued and outstanding upon prior exercise or settlement of awards granted under the 2010 Plan. Assuming that all currently outstanding PRSUs vest and settle at target-level achievement, then as of December 6, 2016, there were approximately 800,804 shares subject to then-outstanding awards previously granted under the 2010 Plan and 372,471 shares available for future grant under that plan. If all outstanding PRSUs granted under the 2010 Plan were to vest and settle at their maximum achievement level (200% of target), we would need to issue a total of approximately 89,625 shares in settlement of these awards. Information regarding outstanding PRSUs granted to our NEOs is contained in the Compensation Discussion and Analysis and the compensation tables that follow that section. No awards will be granted under the 2017 Plan until we have obtained the shareholder approval sought in this Proposal No 2. As of December 6, 2016, the fair market value of a share of our common stock (as determined by the closing price as reported on the Nasdaq Capital Market on such date) was $7.78.
Key Additional Features of the 2017 Plan
Certain additional key features of the 2017 Plan are summarized as follows:

•	The 2017 Plan permits the grant of various types of equity-based awards, including stock options, stock appreciation rights, stock units and stock grants, as well as cash-based performance awards.

•	If not terminated earlier, the 2017 Plan will terminate in December 2026.

•
The 2017 Plan is generally administered by a committee comprised solely of members of our board of directors. Our board of directors has determined that the 2017 Plan will be administered by the compensation committee of our board of directors.

•
Employees, directors and consultants are eligible to receive awards provided that our compensation committee has the discretion to determine who will receive any awards and the terms and conditions of such awards.

•	Stock options and stock appreciation rights may not be granted with a per share exercise price below the fair market value of our common stock on the date of grant.

•	Stock options and stock appreciation rights may not be repriced without shareholder approval.

•	Awards can qualify as tax deductible “qualified performance-based compensation” within the meaning of Code Section 162(m).
Description of the 2017 Plan
The following is a more detailed description of certain material features and provisions in our 2017 Plan.

General Plan Administration
Eligibility to Receive Awards.  Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2017 Plan. The compensation committee determines, in its discretion, the eligible persons who will be granted awards under the 2017 Plan. As of November 30, 2016, approximately 204 employees (including five executive officers) and six non-employee directors were eligible to participate in the 2017 Plan.
Administration of the 2017 Plan.  Our board of directors has determined that its compensation committee will administer the 2017 Plan in its capacity as the compensation committee. Subject to the terms of the 2017 Plan, the compensation committee has the sole discretion, among other things, to:

•	select the individuals who will receive awards,

•	determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule),

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2017 Plan or any award agreement,

•	accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, and

•	interpret the provisions of the 2017 Plan and outstanding awards.
The compensation committee may also use the 2017 Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that we may implement on the recoupment of compensation (referred to as a clawback policy). We will indemnify the members of our board of directors, the compensation committee and their delegates to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2017 Plan.
Types of Awards
Awards issued under the 2017 Plan will be evidenced by a written agreement entered into between our company and the participant. Such agreements will recite the specific terms and conditions of the award.
Stock Options.  A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The compensation committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of our common stock on the date of grant of the stock option.
Stock options granted under the 2017 Plan may be either incentive stock options, or “ISOs,” or nonstatutory stock options, or “NSOs.” As required by the Code and applicable regulations, ISOs are subject to various limitations. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant and the ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2017 Plan provides that no more than 650,000 shares plus (i) shares underlying forfeited or terminated awards that become available again for issuance under the 2017 Plan and (ii) shares that are utilized to pay an award’s exercise price or tax withholding obligations, may be issued pursuant to the exercise of ISOs.
A stock option granted under the 2017 Plan cannot be exercised until it becomes vested. The compensation committee establishes the vesting schedule of each stock option at the time of grant. The maximum term life for stock options granted under the 2017 Plan may not exceed 10 years from the date of grant.
The exercise price of each stock option granted under the 2017 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the compensation committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.
Stock Appreciation Rights.  A stock appreciation right, or “SAR,” is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares of common stock on the date of the SAR’s exercise over the fair market value of the shares of common stock covered by the exercised portion of the SAR on the date of grant. The compensation committee determines the terms of SARs including the exercise price (provided that such per share exercise price cannot be less than the fair market value of our common stock on the date of grant), the vesting and the term of the SAR. The maximum term life for SARs granted under the 2017 Plan may not exceed 10 years from the date of grant. The compensation committee may determine that a SAR will only be exercisable if our company satisfies performance goals established by the compensation committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine.
Restricted Stock.  Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the compensation committee. The compensation committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the compensation committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the compensation committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the compensation committee.
Stock Units.  Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The compensation committee will determine all of the terms and conditions of an award of stock units, including the vesting period. Upon each vesting date of a stock unit, the holder thereof will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The compensation committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the compensation committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine. Settlement of stock units will generally occur within 30 days of vesting unless the participant has timely elected to defer such compensation.
Cash Awards.  We may also award cash-based performance bonus opportunities to participants under the 2017 Plan. Such awards will be (i) payable in cash, (ii) paid based on achievement of performance goal(s) applying the performance criteria specified below and (iii) intended to qualify as performance-based compensation under Code Section 162(m).
Performance Goals and Annual Grant Limits.  The 2017 Plan specifies performance goals that the compensation committee may include in awards that are intended to qualify as performance-based compensation under Code Section 162(m). These performance goal criteria shall be limited to one or more of the following target objectives:

operating income	earnings before interest, taxes, depreciation and amortization	earnings
cash flow	market share	sales or revenue, including with respect to a particular product, business line, geography or market
expenses	cost of goods sold	profit/loss or profit margin
working capital	return on equity or assets or investment	earnings per share
economic value added	stock price including without limitation total shareholder return	price/earnings ratio
debt or debt-to-equity	accounts receivable	writeoffs
cash	assets	liquidity
operations	research or related milestones	business development
intellectual property	product development	regulatory activity
information technology	financings	product quality control
management	human resources	corporate governance
compliance program	legal matters	internal controls
policies and procedures	accounting and reporting	strategic alliances, licensing and partnering
site, plant or building development	corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures	customer satisfaction
capital expenditures	Company advancement milestones
If the 2017 Plan is approved by our shareholders, then each of the above performance criteria would be approved for use, in our discretion, in awards that are intended to qualify as performance-based compensation under Code Section 162(m). Including one or more of the foregoing performance conditions in awards of restricted stock and stock units or in cash-based awards to Covered Employees (as defined below in the federal income tax section) can permit these awards to qualify as performance-based compensation. Certain other awards, such as stock options, may qualify as performance-based compensation under Code Section 162(m) without the inclusion of any of the above performance criteria.

Approval of the material terms of the 2017 Plan (which consists of participant eligibility, the foregoing specified performance condition criteria and the numerical limitations on the magnitude of grants or on the value of cash-based awards) by shareholders is necessary for grants to Covered Employees to qualify for the performance-based compensation exception to the income tax deduction limitations of Code Section 162(m). Qualified performance-based compensation approved by shareholders and otherwise meeting certain other requirements is not subject to the Code Section 162(m) deduction limit. By seeking approval of the 2017 Plan, our board of directors intends to have authority to grant awards the deductibility of which would not be limited by Code Section 162(m).
In this regard, the 2017 Plan imposes the following annual grant limits on awards that are intended to constitute qualified performance-based compensation under Code Section 162(m). No individual employee may be granted awards covering more than 300,000 shares subject to each type of equity award specified under the 2017 Plan (stock options, SARs, restricted stock awards and stock units) during a single fiscal year, with such number doubled in the year in which the employee is, as applicable, first hired or promoted to a position such that their compensation would be subject to the deduction limitation imposed by Section 162(m). In addition, no individual employee may be granted awards covering more than 600,000 shares during any single fiscal year.
In addition, the fiscal year-based annual limit on the value of cash awards granted under the 2017 Plan to any individual employee is $5,000,000. This annual limit replaces the annual limit applicable to cash awards under our 2010 Plan of $1,000,000.
It is within the discretion of our compensation committee to determine whether or not to grant awards to Covered Employees that qualify as performance-based compensation under the 2017 Plan, and it is within the committee’s authority to award or grant to Covered Employees compensation under the 2017 Plan, or outside of the plan, that does not so qualify and that may not be tax deductible by us. See also the discussion under the heading “Certain Federal Income Tax Information-Internal Revenue Code Section 162(m) Limits” below for further information on Code Section 162(m).
Limited Transferability of Awards.  Awards granted under the 2017 Plan generally are not transferrable other than upon death, or pursuant to a court-approved domestic relations order. However, the compensation committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.
Termination of Employment, Death or Disability.  The compensation committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested.
Adjustments Upon Changes in Capitalization.  In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2017 Plan and subject to each award, along with any exercise prices and repurchase prices, as well as the number and class of shares available for issuance under the 2017 Plan, shall each be equitably and proportionately adjusted by the compensation committee.
Corporate Transaction.  In the event that our company is a party to a merger or other reorganization, outstanding 2017 Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for (i) the continuation of the outstanding awards if our company is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without the consent of the participant. The compensation committee will decide the effect of a change in control of our company on outstanding awards. The compensation committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time.
Term of the 2017 Plan.  If approved by shareholders, the 2017 Plan will continue in effect until December 5, 2026, or until earlier terminated by our board of directors.
Governing Law.  The 2017 Plan will be governed by the laws of the State of Utah.
Amendment and Termination of the 2017 Plan.  Our board of directors generally may amend or terminate the 2017 Plan at any time and for any reason, except that our board of directors must obtain shareholder approval of certain material amendments, including any addition of shares, expansion of the class of persons eligible to participate, or any repricing or as may be required by applicable stock exchange rules.

Certain Federal Income Tax Information
The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and to U.S. participants for awards granted under the 2017 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The Company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2017 Plan.
Incentive Stock Options.  For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and the fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares have been held by the participant. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.
Nonstatutory Stock Options.  A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Stock Appreciation Rights.  No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the value of the shares or other consideration received. Any additional gain or loss recognized upon any later disposition of any shares received will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Restricted Stock.  A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to a Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares received minus any amount paid for the shares.
Stock Units.  No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.
Income Tax Effects for the Company.  The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO). As described herein, Code Section 162(m) may limit the deductibility of awards granted under the 2017 Plan.
Internal Revenue Code Section 162(m) Considerations.  Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a company’s principal executive officer and each of the other three most highly compensated officers (other than the principal financial officer) (“Covered Employees”) in any one fiscal year. Stock options and stock appreciation rights are exempt from this limitation if (a) the exercise price is at least 100% of the fair market value of the underlying stock on the date the option or stock appreciation right is granted and (b) the plan under which the options are granted is approved by the shareholders and contains a limit on the number of options or stock appreciation rights granted to any one individual under the plan during a specified period. Various other rules apply with regard to compensation committee independence and the procedures that must be followed by the committee in connection with performance-based awards that may be fully deducted under Code Section 162(m). Among other requirements, stock awards such as restricted stock and stock units, and performance cash awards must vest contingent upon the achievement of performance goals, the material terms of which have been approved by the shareholders, in order to be exempt from this limitation. The 2017 Plan includes certain fiscal year limits, as described above, on the number of shares or total dollars that may be granted to an individual under options, stock appreciation rights, restricted stock, stock units and performance-based cash awards in order to comply with the Code Section 162(m) requirements.

Internal Revenue Code Section 409A.  Code Section 409A governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by Code Section 409A are broad and may apply to certain awards available under the 2017 Plan (such as stock units). The intent is for the 2017 Plan, including any awards available thereunder, to comply with the requirements of Code Section 409A to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.
New Plan Benefits
All awards under the 2017 Plan will be granted at the compensation committee’s discretion and therefore cannot be determined in advance. See “Share Reserve and Share Usage Matters” above and the Grant of Plan-Based Awards table for information about equity award grants made under the 2010 Plan during our fiscal year ended June 30, 2016.
Required Vote
At the annual meeting, shareholders will be asked to approve the 2017 Plan. The 2017 Plan will be approved by our shareholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal. In the event that shareholder approval is not obtained, we may not make awards under the 2017 Plan and we will continue using our 2010 Plan to grant long-term incentive awards.
Our board of directors unanimously recommends that you vote for approval of the 2017 Plan, including the material terms of the plan, as summarized above.

PROPOSAL 3 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2017, and has further directed that the selection of such firm be submitted to our shareholders for ratification. We engaged WSRP, LLC in July 2016 as our independent registered public accounting firm for the fiscal year ended June 30, 2016. Prior to the engagement of WSRP, LLC, EKS&H LLLP audited our financial statements for the fiscal year ended June 30, 2015. For further information, see Audit Related Matters—Principal Accountant Fees and Services.
Shareholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our shareholders as a matter of good corporate governance. If our shareholders do not vote on an advisory basis in favor of the ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2017, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for shareholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.
We expect representatives of WSRP, LLC to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by WSRP, LLC are described in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2017 will be approved by our shareholders if the votes cast “FOR” the proposal exceed the votes cast "AGAINST" the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF WSRP, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors qualify as "independent," as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Manovich, Mauro, Metzger, Okumoto and Toole is an “independent director” under NASDAQ Rules. In making its determination that Mr. Toole is an “independent director” under NASDAQ Rules, our board of directors took into consideration two agreements between the Company and entities affiliated with Mr. Toole, pursuant to which such entities are providing consulting advice to the Company. These related-party agreements were approved by the audit committee of our board of directors.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2017. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board's leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer primarily responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held 15 meetings and acted by unanimous written consent once. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).
Committees of Our Board of Directors
Our board of directors has an audit committee, a nominating and corporate governance committee, a compensation committee, and a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Beindorff, Mauro and Okumoto, with Mr. Okumoto serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Okumoto qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Okumoto's level of knowledge and experience based on a number of factors, including his formal education, his past experience as a public company chief financial officer, and his experience reviewing and analyzing company financial statements as an investor and audit committee chair of a public company, and his other prior professional experience. The audit committee met six times during our last fiscal year.

The audit committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;
b.prepare an audit committee report as required by the SEC to be included in our annual proxy statement;
c.evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;
d.determine and approve the engagement of our independent registered public accounting firm;
e.determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
f.review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
g.monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;
h.confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
i.review and approve all related-party transactions;
j.establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
k.review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Messrs. Beindorff, Manovich and Metzger, with Mr. Manovich serving as chair. Mr. Manovich will retire from our board of directors effective as of the 2017 Annual Meeting of Shareholders. Our board of directors has determined that all three members of the nominating and governance committee qualify as "independent" under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met four times during our last fiscal year.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by shareholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee's qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors' selection nominees for election as directors at the meeting of shareholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;
e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and
h.make recommendations to our board of directors regarding issues of management succession.
Compensation Committee
The current members of the compensation committee are Messrs. Beindorff, Manovich and Metzger, with Mr. Metzger serving as chair. Mr. Manovich will retire from our board of directors effective as of the 2017 Annual Meeting of Shareholders. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. During our last fiscal year, the compensation committee met seven times.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at http://investor.lifevantage.com/governance.cfm. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and independent directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;
b.review and approve on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer's performance in light of these established goals and objectives and based upon these evaluations recommends to the independent members of our board of directors our Chief Executive Officer's annual compensation, including base salary, annual and long term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate the compensation of the Chief Executive Officer;
c.review, approve and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers. The committee evaluates the performance of our executive officers and reviews, approves and recommends to our board of directors the annual compensation, including base salary, annual and long term incentive compensation, for such executive officers, which is based on a proposal for such amounts submitted to the committee by our Chief Executive Officer;
d.review and approve the initial compensation, including salary, and incentive compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee shall consider the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer. The committee may approve the compensation of newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer) without further approval by our board of directors;
e.provide oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
f.review and approve on an annual basis management's recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
g.review our incentive compensation and other stock-based plans and recommend changes in such plans to our board of directors as needed. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;
h.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
i.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
j.review executive officer compensation for compliance with Section 16 of the Exchange Act and Section 162(m) of the Code, and other applicable laws, rules and regulations;
k.review and approve non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
l.review and recommend to our board of directors the compensation of independent directors, including annual and long term incentive compensation; and
m.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, applicable NASDAQ Rules and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee. The current members of the strategic planning committee are Messrs. Beindorff, Toole and Okumoto, with Mr. Beindorff serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee's experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our shareholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.

Shareholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by shareholders by applying the criteria for board membership described above. If a shareholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person's nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a shareholder may nominate an individual to stand for election to our board of directors at our annual meeting of shareholders. Such nominations may be made only if the shareholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such shareholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such shareholder and such beneficial owner. To be timely, the notice given by a shareholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date on which we first mailed proxy materials for the preceding year's annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director's performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual shareholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee's qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the shareholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual shareholder meetings the individuals recommended by the nominating and corporate governance committee.
Shareholder Communications With the Board of Directors
Shareholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

No Family Relationships
There are no family relationships between any of our officers and directors.
EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of December 28, 2016, the record date for our fiscal year 2017 Annual Meeting of Shareholders.

Name	Age	Position with Company
Mr. Darren Jensen	47	President and Chief Executive Officer
Mr Ryan Goodwin	40	Chief Marketing Officer
Mr. Mark Jaggi	42	Chief Financial Officer and Treasurer
Ms. Michelle Oborn-Virchow	36	Senior Vice President of Human Resources
Mr. Justin Rose	48	Chief Sales Officer
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our executive officers and directors.
MR. DARREN JENSEN. See biographical information set forth above under “Proposal 1—Election of Directors.”
MR. RYAN GOODWIN. Mr. Goodwin was appointed as our Chief Marketing Officer in November 2015. Mr. Goodwin brings more than a decade of experience building brands and marketing strategies for both direct sales companies and traditional consumer brands. In July 2013, Mr. Goodwin founded Dinng, a brand and digital brand studio, where he serves as President and Creative Director. Prior to founding Dinng, in January 2003, Mr. Goodwin co-founded Struck, a full service creative agency, where he was in charge of the entire creative product as the Executive Creative Director until February 2009 after which he served as Chairman of the Board until September 2014. Mr. Goodwin earned his bachelor of fine arts degree from Brigham Young University.
MR. MARK JAGGI. Mr. Jaggi was appointed our Chief Financial Officer and Treasurer in August 2015. From March 2012 to August 2015, Mr. Jaggi was the Executive Vice President, Treasurer and Chief Financial Officer of Twinlab Consolidated Holdings Inc., a publicly traded nutritional supplements and natural products company. Prior to joining Twinlab Consolidated Holdings Mr. Jaggi was with Summit Industries, a manufacturer and marketer of pharmaceutical and non-regulated liquid and cream solutions, as its President and Chief Executive Officer from 2009 until March 2012 and as its Chief Financial Officer from 2007 to 2009. Prior to Summit Industries, Mr. Jaggi served as Director of Finance at O’Sullivan Industries from 2005 to 2007 and held positions of increasing responsibility at Ford Motor Company from 1998 to 2005. Mr. Jaggi holds a bachelor’s degree in Finance from the University of Utah and an MBA from Duke University.
MS. MICHELLE OBORN-VIRCHOW. Ms. Oborn-Virchow became our Senior Vice President of Human Resources in November 2015, prior to which time she served as our Vice President of Human Resources from July 2012 through November 2015 and as our Director of Human Resources from February 2009 through July 2012. From May 2008 until February 2009, Ms. Oborn-Virchow was the Human Resources Manager at Zrii LLC, an international network marketing company. Ms. Oborn-Virchow earned a bachelor's degree in Political Science from the University of Utah and holds a Senior Professional in Human Resources Certification from the Human Resource Certification Institute.
MR. JUSTIN ROSE. Mr. Rose was appointed as our Chief Sales Officer in July 2015. From December 2010 through January 2014, Mr. Rose served as the Regional Vice President Sales and from January 2014 through June 2015 as the Senior Vice President of Sales and Field Development at Shaklee Corporation, a manufacturer and distributor of natural nutritional supplements and beauty and household products. Prior to joining Shaklee Corporation, from April 2003 through December 2010, Mr. Rose was President of North America and South Pacific at Nu Skin Enterprises and prior to that he was the General Manager - North America from 2000 to 2003. Mr. Rose was Director of Business Marketing and Director of Sales at USANA Inc. from 1999 to 2000. From 1994 to 1996, Mr. Rose was Director of Marketing and Sales at Aveda. Mr. Rose began his career as Marketing Services Manager at Nu Skin Enterprises 1989 to 1994. Mr. Rose earned a bachelor’s degree in International Relations, Business Management from Brigham Young University.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers” (our “NEOs”) in fiscal 2016, provide an overview of the information set forth below in the Summary Compensation Table and other compensation tables, and address actions taken regarding executive compensation after the end of fiscal 2016 that could affect a fair understanding of a NEO’s compensation during fiscal 2016.
Our named executive officers for fiscal 2016 and their principal positions are:

NEO	Position
Darren Jensen	President and Chief Executive Officer
Mark Jaggi	Chief Financial Officer and Treasurer(1)
Michelle Oborn-Virchow	Senior Vice President of Human Resources(2)
Justin Rose	Chief Sales Officer(3)
David S. Colbert	Former Chief Financial Officer and Treasurer(4)
Robert M. Urban	Former Chief Operating Officer(5)

(1)	Mr. Jaggi was appointed as our Chief Financial Officer effective August 24, 2015.

(2)	Ms. Oborn-Virchow was promoted to Sr. Vice President of Human Resources effective November 30, 2015.

(3)	Mr. Rose was appointed as our Chief Sales Officer effective July 22, 2015.

(4)	Mr. Colbert's employment with the Company was terminated effective July 3, 2015.

(5)	Mr. Urban's employment with the Company was terminated effective December 14, 2016.
This section is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation - base salary, annual and long term incentive opportunities - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2016.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs, including employment agreements and certain corporate policies.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term shareholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance shareholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our shareholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:

•	manage the distribution of gains between our NEOs and our shareholders;

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable; and

•	give us the flexibility to attract, retain and motivate talented executives.

Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to the board of directors on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer, or CEO. The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it deliberates upon or approves determinations of or recommendations regarding the determination of the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and approves or recommends to our board of directors for approval the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Our compensation committee includes two directors who are “independent outside directors,” as defined under Section 162(m) of the Internal Revenue Code, and each member is independent under NASDAQ Rules. A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at http://investor.lifevantage.com/governance.cfm and in print upon request. Our website does not constitute part of this proxy statement.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal 2016, the compensation committee engaged Barney & Barney as an independent compensation consultant. Specifically, Barney & Barney was engaged to review and recommend refinements of our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees. The compensation committee has engaged Barney & Barney since fiscal year 2011 to provide similar services.
The compensation committee has the exclusive right to select, retain and terminate Barney & Barney as well as to approve any fees, terms or other conditions of its compensation advisory services. Barney & Barney and its lead compensation consultant report directly to the compensation committee, but when directed to do so by the compensation committee, work cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee. The compensation committee reviews Barney & Barney's performance on at least an annual basis and determines whether to continue that relationship.
The compensation committee concluded for fiscal 2016 that Barney & Barney is independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Barney & Barney; (ii) the amount of fees received by Barney & Barney from us, as a percentage of Barney & Barney's total revenue; (iii) Barney & Barney's policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Barney & Barney with members of the compensation committee; (v) any of our stock owned by Barney & Barney; and (vi) any business or personal relationship of Barney & Barney with our executive officers.
CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.

Fiscal 2016 Peer Group
Prior to the start of fiscal 2016, Barney & Barney reviewed and made recommendations to the compensation committee regarding refinements to our peer group for market assessments for fiscal 2016 (our “FY2016 Peer Group”) that adjusted the peer group (our “FY2015 Peer Group”) the compensation committee had used for our fiscal 2015 compensation decisions. Barney & Barney considered industry, company size and location as selection criteria in identifying appropriate peer companies for fiscal 2016. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Based on recommendations made by Barney & Barney, the compensation committee approved revisions to our previously selected peer group. Our FY2016 Peer Group consists of the following companies:

CVR Partners (UAN)	Nutraceutical International (NATR)
Depomed (DEPO)	Omega Protein (OME)
Gaiam (GAIA)	PetMed Express (PETS)
Lifeway Foods (LWAY)	Quidel (ODEL)
Mannatech (MTEX)	QuinStreet (QNST)
Medifast (MED)	Rentech Nitrogen (RNF)
Meridian Bioscience (VIVO)	Sagent Pharmaceuticals (SGNT)
MGP Ingredients (MGPI)	SciClone Pharmaceuticals (SCLN)
MusclePharm (MSLP)	Spectrum Pharmaceuticals (SPPI)
Natural Alternatives Int'l (NAII)	Sucampo Pharmaceuticals (SCMP)
Because of the limited number of public companies in our industry that meet the recommended criteria for selecting our compensation peer group, the compensation committee includes selected companies in industries similar to our industry, including neutraceuticals, network marketing and life sciences. In determining our FY2016 Peer Group, our compensation committee narrowed two of the three factors used in determining the FY2015 Peer Group. While the peer group used for each fiscal year utilized a market capitalization factor of $1.8 billion or less, the compensation committee on advice of Barney & Barney narrowed the total revenue factor from a range used for fiscal 2015 of $60 million to $600 million to a range of $70 million to $450 million for fiscal 2016, and also adjusted the factor relating to number of company employees from a range of 100 to 900 employees for fiscal 2015 to a range of 70 to 800 employees for fiscal 2016. As a result of these refinements in the peer group selection factors, some companies that had been included in our FY2015 Peer Group (Aceto Corporation, Acorda Therapeutics, Auxilium Pharmaceuticals, Genomic Health, Hi-Tech Pharmacal, Nutrisystem, The Medicines Company and Vitacost.com) were eliminated from our FY2016 Peer Group and the following companies were added: CVR Partners, Lifeway Foods, Medifast, Meridian Bioscience, MGP Ingredients, MusclePharm, Quidel, Rentech Nitrogen, Sagent Pharmaceuticals, SciClone Pharmaceuticals, Spectrum Pharmaceuticals and Sucampo Pharmaceuticals.
The compensation committee used data from our FY2016 Peer Group companies to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the base salary and total direct compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of each of the base salary and the total direct compensation of persons in reasonably similar positions at companies in our FY2016 Peer Group.
Prior-Year Say-on-Pay Lookback
At our fiscal 2016 Annual Meeting of Shareholders held in October 2015, our shareholders were provided an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in the proxy statement for the fiscal 2016 Annual Meeting of Shareholders. Approximately 70% of shareholders’ votes were cast in favor of the compensation of our NEOs. Although the shareholder vote is purely advisory and non-binding, when designing our executive compensation program for fiscal 2016, the compensation committee considered, among other things, the results from the fiscal 2016 Annual Meeting of Shareholders and the significant shareholder support of our compensation arrangements for the NEOs and determined not to make any significant changes to the design of our executive compensation program for fiscal 2016.
At our fiscal 2013 Annual Meeting of Shareholders held in November 2012, our shareholders voted in favor of holding an advisory vote on the compensation of our executive officers once every three years. As such, we do not intend to hold another advisory shareholder vote on our NEO compensation until our fiscal 2019 Annual Meeting of Shareholders.

Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with total shareholder return. As a result, the compensation committee believes our executive compensation program strikes a balance between providing fixed compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.

PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary, annual or short-term incentives and long-term incentives in the form of equity-based awards. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. An undergirding principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our company, the executive's past compensation history, internal pay equity, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our CEO, Mr. Jensen, joined the Company in May 2015 at which time his salary was determined based upon a review of his base salary in his prior position and a review of the salaries of CEOs in our fiscal 2015 peer group. Mr. Jensen’s initial salary was set at $550,000 and fell within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our fiscal 2015 peer group. The total compensation paid to Mr. Jensen is consistent with our compensation philosophy.
Mr. Jensen joined our company less than two months prior to the beginning of fiscal 2016 and the compensation committee determined that Mr. Jensen’s salary would remain unchanged for fiscal 2016.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers in our peer group and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”
Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons.
In November 2015, the independent members of our board of directors and the compensation committee jointly approved a promotion for Ms. Oborn-Virchow to Senior Vice President of Human Resources. In March 2016 her base salary was increased from $225,000 to $253,000 commensurate with the position to which she was promoted. The increased base salary for Ms. Oborn-Virchow was within the range of plus or minus 20% of the 50th percentile of the base salaries of persons in reasonably similar human resources positions at companies in our FY2016 Peer Group. None of our other NEOs received increases in their annual base salaries during fiscal 2016.

Fiscal Year 2017 Base Salary
In June 2016, the independent members of our board of directors, upon the recommendation of the compensation committee, decided not to increase the annual base salary payable to any of our NEOs for fiscal 2017.
Fiscal 2016 Short-Term Plans
The second material component of our NEOs' compensation is the opportunity to earn cash incentives under one of our annual incentive plans. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
In July 2015, our board of directors, upon the recommendation of the compensation committee, adopted a fiscal 2016 annual incentive plan (the “FY2016 Annual Incentive Plan”). The FY 2016 Annual Incentive Plan is intended to reward certain full time employees who were selected by the compensation committee for participation in the plan for their performance in meeting corporate goals. Darren Jensen, our CEO, Robert Urban, our Chief Operating Officer, Mark Jaggi, our Chief Financial Officer and Michelle Oborn-Virchow, our Senior Vice President of Human Resources were each eligible to participate under the FY 2016 Annual Incentive Plan based on achievement of specified performance goals. In addition, Justin Rose, our Chief Sales Officer, participated during fiscal 2016 in a sales incentive plan.
FY2016 Annual Incentive Plan
Under the terms of the FY2016 Annual Incentive Plan, our CEO and our other eligible NEOs were eligible to receive bonuses if we met certain corporate goals. The corporate goals relate to our revenue and our earnings per share. The amount of any bonuses payable with respect to the achievement of corporate goals will vary depending upon the percent of the respective goals that are achieved. The target bonus opportunity for our CEO for fiscal 2016 was 82% of his base salary, or $451,000, and his maximum potential bonus amount was 150% of his base salary, or $825,000. However, because Mr. Jensen received a signing bonus of $451,000 in connection with his appointment to CEO in 2015, his bonus potential for fiscal 2016 is required to be reduced by the amount of the signing bonus. As a result, he was eligible to receive a bonus under the FY2016 Annual Incentive Plan only if performance under the FY2016 Annual Incentive Plan exceeded the relevant “Target” performance objectives and, in such case, he would be eligible to receive only the portion of his bonus that exceeded $451,000. The target bonus amount for Robert Urban for fiscal 2016 was 50% of his base salary, or $185,000, and his maximum bonus amount was 62.5% of his base salary, or $231,250. The target bonus amount for each of the other NEOs ranges from 35% to 50% of the officer’s base salary and the maximum bonus amounts range from 52.5% to 75% of base salary.
For fiscal 2016, both an adjusted diluted earnings per share target (“Adjusted EPS”), comprising 70% of target, and a revenue target, comprising of 30% of target, applied to awards under our FY 2016 Annual Incentive Plan.  The applicable revenue target was $210 million and the applicable Adjusted EPS target was $0.77 per share. The Adjusted EPS target, which was a metric developed solely for use under this plan, was adjusted at the discretion of the Compensation Committee to exclude several one-time extraordinary expenses incurred during the fiscal year.  As a result, actual achievement of the Adjusted EPS target for fiscal 2016 was $0.60, or 51.4% of target, and we achieved $206.5 million revenue for the fiscal year, or 81.5% of target.  Accordingly, the combined achievement (as a percentage of target) and the payout level under the FY2016 Annual Incentive Plan was 60.46%.  At that achievement level, Mr. Jensen was not entitled to receive any Annual Incentive Plan bonus payment for fiscal 2016, and our other NEOs participating in this plan were entitled to receive the following amounts:  Mr. Jaggi, $90,060; Ms. Oborn-Virchow, $45,889; and Mr. Urban, $111,851.  However, none of our NEOs participating in the FY2016 Annual Incentive Plan will receive his or her fiscal 2016 bonus as a consequence of the disruption to our business of the independent review conducted by the audit committee after the end of fiscal 2016. Mr. Rose does not participate in this plan.
2016 Sales Incentive Plan
During fiscal 2016, Mr. Rose participated in our sales incentive plan. Under this plan, Mr. Rose is entitled to earn a cash bonus, paid quarterly, on the basis of revenues, distributor enrollment and distributor retention rate achieved during the fiscal year. Mr. Rose was paid $83,338 for the first three quarters of fiscal 2016 and, based upon our actual revenues, he was entitled to a bonus payment of $14,171 for the fourth quarter under this plan. However, as a consequence of the disruption to our business of the independent review conducted by the audit committee after the end of fiscal 2016, he will not receive payment of his fourth quarter fiscal 2016 sales bonus.
FY2017 Annual Incentive Plan

In May 2016, upon the recommendation of our compensation committee, our board of directors adopted an annual incentive plan for fiscal 2017 (the “FY2017 Annual Incentive Plan”). Our NEOs who remain current employees of the Company are eligible to participate in the FY2017 Annual Incentive Plan, with their target bonus opportunity remaining the same as under the FY2016 Annual Incentive Plan. Our NEOs will receive bonuses under our FY2017 Annual Incentive Plan if we meet certain corporate goals related to revenue and our earnings per share. Mr. Rose will also participate in our FY2017 Annual Incentive Plan and will not participate in our sales incentive plan.
Long-Term Incentive Plan
The third material component of our NEOs' compensation includes awards granted under our 2010 Long Term Incentive Plan, or 2010 Plan. Historically, we have not granted long-term incentive awards as compensation for past performance, and instead believe that long-term incentive awards should:

•	align NEO's incentives directly with shareholder value;

•	encourage performance that increases long-term shareholder return;

•	serve as a retention tool; and

•	give NEOs a meaningful equity stake in our business.
The awards granted under our 2010 Plan to our NEOs historically have consisted of stock options or restricted stock awards, in each case subject to time-based vesting. We have not granted stock options to NEOs since 2012. In January 2015, our board of directors began granting performance-based restricted stock units (“PRSUs”) to our NEOs under the 2010 Plan which include equally weighted absolute and relative total shareholder return (“TSR”) targets over three consecutive calendar-year (2015-2017) periods, as described below. In determining the number of PRSUs to award to our NEOs, the compensation committee and our board of directors takes into account our compensation philosophy that the overall compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of the overall compensation of persons in reasonably similar positions at companies in our peer group. The compensation committee approves all 2010 Plan awards to our employees, except for 2010 Plan awards to our executive officers, including our NEOs. 2010 Plan awards to our executive officers, including our NEOs, are made by our board of directors after considering recommendations made by the compensation committee.
We are seeking shareholder approval of a new long-term incentive compensation plan that would replace our 2010 Plan, as described in Proposal No. 2 above.
2015 PRSUs
For the absolute TSR objective that applied to our PRSUs granted in January 2015 (“2015 PRSUs”), target-level performance could be achieved if we maintained our stock price through the end of the calendar year 2015 performance period.  A 150% increase in our stock price over the year would result in payment of that half of the bonus at the 200% level and a 10% decrease in our stock price would result in payment at the 50% level, with zero paid if our stock price decreased by more than 10% and straight line interpolation used to determine the over- and under-achievement percentage.  For the relative TSR objective, target-level performance could be achieved if our stock performance during the 2015 calendar year equaled the TSR achieved by the Vanguard Russell 2000 exchange traded fund.    If our stock price outperformed the index fund by 125% or more for the year, that half of the PRSU would pay out at the 200% level and if our stock price underperformed the index fund by 25%, that half of the PRSU would pay out at the 50% level, with zero paid if our stock underperformed the index fund by more than 25% and straight line interpolation used to determine the over- and under-achievement percentage.  Actual achievement was 29.5% for the absolute TSR portion of the PRSU and 48.89% for the relative TSR portion, resulting in a combined achievement level under the 2015 PRSUs for the one-third of the award that vested based upon the calendar year 2015 performance period of 78.39%.  See the “Options Exercised and Stock Vested” table below for details regarding the number of shares Mr. Urban and Ms. Oborn-Virchow received with respect to their 2015 PRSUs for the 2015 performance period.
2016 PRSUs
In January 2016, our board of directors granted additional PRSUs (the "2016 PRSUs") to our NEOs and certain other officers who continued to serve in such position at that time. As originally granted, the 2016 PRSUs were substantially similar to the 2015 PRSUs in that the underlying shares can be earned upon achievement of the applicable TSR-related objectives, with one-third of the PRSUs eligible to vest in each of calendar years 2016, 2017 and 2018; however, the 2016 PRSUs were amended in March 2016 (with a deemed cancellation of the original grant and a new grant, for the same number of PRSUs) so that the 2016 PRSUs are now subject to one three-year performance period ending at the end of the 2018 calendar year. The compensation committee considered this amendment to the original terms of the 2016 PRSUs appropriate in order to better reflect our long-term performance achievements and more closely align our long-term compensation awards with the long-term interest of our shareholders.
Additional details regarding the 2016 PRSUs granted to our NEOs in fiscal 2016 are detailed in the “Grants of Plan-Based Awards” table below.
2016 Restricted Stock Awards
In addition, in the first quarter of fiscal 2016, our board of directors approved the grant of restricted stock awards to each of Messrs. Jaggi and Rose effective upon the start dates of their employment with us. These awards vest based upon the holder’s continuing service, with one-third of the award vesting on each of the first three anniversaries of their respective employment start dates. These awards are detailed in the “Grants of Plan-Based Awards” table below.
Fiscal 2017 Equity Awards
The only awards granted to any of our NEOs during fiscal 2017 are the product line awards granted to Mr. Jensen in September 2016, as detailed below under “PART III, OTHER MATTERS - Darren Jensen Compensation Arrangements.”
Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.
PART III. OTHER MATTERS
Employment Agreements
We currently have an employment agreement with Mr. Jensen and, prior to the termination of his employment on December 14, 2016, had an employment agreement with Mr. Urban. Messrs. Jaggi and Rose and Ms. Oborn-Virchow are entitled to certain severance benefits under key executive benefits package contracts which are described below in “Severance or Change-in-Control Agreements.” Below is a summary of the material terms of the employment agreements with each of Messrs. Jensen and Urban. During fiscal 2016, no changes were made to any of these agreements with our NEOs.
Darren Jensen Compensation Arrangements
On April 26, 2015, we entered into an employment agreement with Mr. Jensen pursuant to which he was appointed as our President and Chief Executive Officer effective May 18, 2015. Mr. Jensen’s employment agreement will expire on the 90th day following the close of the first fiscal year in which our net revenue exceeds $500 million, unless earlier terminated in accordance with the terms of the employment agreement or extended by mutual agreement of the parties. Our board of directors approved after the end of fiscal 2016 an amendment and restatement of Mr. Jensen’s employment agreement, the material provisions of which amendment and restatement are described under “Restatement of Mr. Jensen’s Employment Agreement” below.
Base Salary. Pursuant to Mr. Jensen’s employment agreement, we agreed to pay Mr. Jensen an initial annual base salary of $550,000. Mr. Jensen's salary remained the same for fiscal 2016.
Bonus Awards; Annual Incentives. Mr. Jensen’s target bonus percentage was set at 82% of his annual base salary, with a maximum bonus percentage of 150% of his annual base salary. Mr. Jensen’s annual incentive arrangements for fiscal 2016, as set forth in his employment agreement, are as described above in “Annual Incentive Plan.” In addition, under his original employment agreement, Mr. Jensen was entitled to earn for each fiscal year beginning with fiscal 2016 and ending at the end of the fiscal year during which we first achieve annual revenue of at least $500 million, the following additional cash bonus amounts:

•
An annual incentive payment for incremental annual revenue from sales of Protandim over prior year revenue for such product in an amount equal to 3% of the positive difference between total net revenue from sales of Protandim for the most recently completed fiscal year relative to the prior fiscal year; and

•
An annual incentive payment for incremental annual revenue from sales of TrueScience Skin Care Regimen products over prior year revenue for such products in an amount equal to 2% of the positive difference between total net revenue from sales of TrueScience Skin Care Regimen for the most recently completed fiscal year relative to the prior fiscal year.
In addition to the above two bonus awards, in September 2016 our compensation committee approved the grant of a third product line-based bonus award to Mr. Jensen. Under this new award, Mr. Jensen is eligible to earn an incentive payment for incremental revenue from sales of PhysIQ for the period that begins on December 1, 2016 and ends on June 30, 2017 over revenue for that product line earned during the period that began on December 1, 2015 and ended on June 30, 2016 in an amount equal to 2% of the positive difference between total net revenue from sales of this product line for the applicable fiscal year 2017 period relative to the prior-year applicable period.
Under each of the three above product line-based awards, if our overall gross profit margin for a completed fiscal year falls below the overall gross profit margin for the prior year, then the annual incentive payments described above relating to such year shall be reduced by twenty-five percent (25%) for each ten percent (10%) reduction in overall gross profit margin (with straight line interpolation applied to any decline in overall gross margin of other than ten percent (10%)).
For fiscal 2016, based upon sales of each product line, Mr. Jensen earned $98,600 with respect to the Nrf2 component of the Protandim product line award and was not entitled to any amount under the TrueScience product line award. For fiscal 2016, Mr. Jensen voluntarily waived payment of the Nrf1 component of the Protandim product line award in the amount of $95,882 as a consequence of the disruption to our business of the independent review conducted by the audit committee after the end of fiscal 2016.
Under the terms of his original employment agreement, Mr. Jensen was also eligible to earn through the end of the fiscal year during which the Company first achieves annual revenue of at least $500 million the following additional amounts:

•	a one-time cash bonus of $300,000 when our annual net revenue exceeds $300 million;

•	a one-time cash bonus of $400,000 when our annual net revenue exceeds $400 million; and

•	a one-time cash bonus of $500,000 when our annual net revenue exceeds $500 million (each of $300 million, $400 million and $500 million, a “Revenue Milestone”).
If two (or more) annual Revenue Milestones are first achieved during a single fiscal year, Mr. Jensen will be paid the sum of the bonus amounts that relate to each Revenue Milestone achieved during such year. If, following achievement of a Revenue Milestone, our annual revenue for a subsequent fiscal year is less than the previously achieved Revenue Milestone, the next Revenue Milestone is voided and no bonus will be paid for achievement of such next Revenue Milestone.
Equity Awards. On May 18, 2015, Mr. Jensen was granted a restricted stock award under the 2010 Plan for 142,858 shares of our common stock. The restricted stock award will vest in full on the third anniversary of his employment start date, subject to his continued employment through such date. Pursuant to the terms of his employment agreement and as described above in “Long-Term Incentive Plan,” Mr. Jensen also received a grant of PRSUs under the 2010 Plan in January 2016.
Reimbursement of Expenses. Pursuant to the employment agreement, we agreed to pay Mr. Jensen’s expenses to relocate his household and family from the Orlando, Florida area to the Salt Lake City, Utah area. Additionally, while the employment agreement remains in effect, we will also pay up to $20,000 annually to cover costs incurred by Mr. Jensen for professional assistance with respect to personal financial and tax planning and compliance.
Severance. Mr. Jensen's employment with us is at-will and either he or we can terminate his employment at any time and for any reason or for no reason. If we terminate Mr. Jensen's employment without “cause” or if he resigns for “good reason,” which includes customary triggers, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Jensen executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to the Accrued Pay, he will be entitled to payments equal in the aggregate to six (6) months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 12 month period following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Jensen's employment terminates without cause or if Mr. Jensen resigns for good reason, then we will pay him severance payments equal to 12 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Jensen will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all PRSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.

Restatement of Mr. Jensen’s Employment Agreement. Our board of directors and compensation committee approved the amendment and restatement of Mr. Jensen’s employment agreement on December 6, 2016. Under this amendment, among other changes, Mr. Jensen waived his rights to the forms of cash incentive awards provided for in the original agreement and the Company replaced these awards with three product-line annual incentive awards substantially similar to the three product-line annual incentive awards described above, and a Revenue Milestone award, also substantially similar to the one described above. Each of these four new cash incentive awards are effective beginning in fiscal year 2018 and will continue in effect until the end of the fiscal year during which the Company first achieves annual revenue of at least $500 million.
Robert M. Urban Compensation Arrangements
On May 23, 2012, we entered into an employment agreement with Mr. Urban pursuant to which he was appointed our Chief Operating Officer effective May 29, 2012.
Base Salary. Pursuant to Mr. Urban's employment agreement, we agreed to pay him an annual base salary of $345,000. Our board of directors, based on the recommendation of the compensation committee and our CEO, approved an increase to Mr. Urban's annual base salary from $345,000 to $370,000 effective July 1, 2013. Mr. Urban’s salary remained at that same level through fiscal 2016.
Annual Incentives. Mr. Urban was eligible for an annual cash performance incentive bonus based on the achievement of performance objectives that were determined by our CEO. See “PART II. COMPENSATION COMPONENTS-Annual Incentive Plan.”
Severance. Mr. Urban's employment with us was at-will and either he or we were able to terminate his employment at any time and for any reason or for no reason. Upon termination of Mr. Urban's employment without “cause,” he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Urban executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then he will be entitled to payments equal in the aggregate to his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over the 12 month period following the date of termination of employment.
Change in Control. If, within 12 months after the occurrence of an event constituting a change in control, Mr. Urban's employment were to have been terminated for any reason other than for cause, disability, death, presumed death or voluntary termination without “good reason,” or if Mr. Urban were to have resigned for good reason, then we would pay him the payments and benefits described in the paragraph above as if his employment was terminated without cause, and unless otherwise provided in the applicable option agreement or award agreement, all stock options and other stock-based awards granted to Mr. Urban would immediately accelerate and become exercisable or non-forfeitable as of the date of the change in control, and he would be entitled to any other rights and benefits with respect to stock-related awards, to the extent and upon the terms provided in the stock option or incentive plan or any agreement or other instrument under which such options or awards were granted.
Severance or Change-in-Control Agreements
Messrs. Jensen and Urban are eligible to receive contractually-provided severance and change-in-control benefits under the terms of their respective employment agreements. Additionally, Messrs. Jaggi and Rose and Ms. Oborn-Virchow are eligible to receive severance benefits pursuant to the terms of their key executive benefit package agreements.
The key executive benefit package agreements with Messrs. Jaggi and Rose and Ms. Oborn-Virchow provide that their employment with us is at-will and either the NEO or the Company can terminate the NEO’s employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of the key executive benefit package agreement. These agreements provided that, if we terminate their employment without cause, the NEO will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as the NEO executes and does not revoke the separation agreement, and remains in full compliance with its terms, he or she will be entitled to payments equal in the aggregate to six months of his then annualized base salary, in the case of Messrs. Jaggi and Rose, and 12 months of her then annualized base salary in the case of Ms. Oborn-Virchow. These severance payments will be paid in substantially equal monthly installments over the six month period or 12 month period, as applicable, following the date of termination of employment.

The contractually-provided severance benefits under the terms of their respective employment agreements and key benefit package agreements are intended to provide compensation to the applicable NEO while he or she searches for new employment after his or her employment with us is terminated without cause or for good reason. We believe that providing severance protection for these NEOs upon their termination of employment under these circumstances is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. The agreements governing the 2010 Plan awards granted to our NEOs also generally provide for some or all of the unvested shares underlying equity awards granted thereunder to vest immediately when certain events occur, including a change in control, described below under “SUMMARY COMPENSATION TABLE-2010 Long Term Incentive Plan.” For further details of the potential amounts that a NEO may receive in connection with a change-in-control transaction see the “Potential Payments Upon Termination or Change-in-Control” table.
Equity Ownership Policy
Our equity ownership policy, which we adopted in June 2013, requires certain of our executive officers, including our NEOs, to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our Chief Executive Officer to hold a number of shares of our common stock having a value equal to or greater than six times his annual base salary, (ii) each of our officers who has been designated by our board of directors as an “officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, to hold a number of shares of our common stock having a value equal to or greater than three times his or her annual base salary, and (iii) any other executive officer designated by our CEO to be subject to the equity ownership policy to hold a number of shares of our common stock having a value equal to or greater than two times his or her annual base salary. Such ownership targets will be measured each year on the date of our board of directors meeting held on the date of, or next following the date of, our annual meeting of shareholders. Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Until such time as each employee subject to our equity ownership policy obtains the ownership targets, such employee is required to retain direct ownership of at least fifty percent of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. If an employee subject to our equity ownership policy does not achieve his or her ownership target as of the end of his or her buy-in period, then he or she is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards until his or her ownership target is achieved. The compensation committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.
Tax and Accounting Considerations
In fiscal 2016, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year. We do not expect that any compensation paid to any of our NEOs during fiscal 2016 will be nondeductible under Code Section 162(m).
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2016, 2015 and 2014. However, information for fiscal 2015 and fiscal 2014 is not provided if a NEO first became a NEO for fiscal 2016 and information for fiscal 2014 is not provided if a NEO first became a NEO for fiscal 2015. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)		Non-equity Plan Compensation		All Other Compensation ($)		Total ($)
Darren J. Jensen, President	2016	550,000		—		2,031,840	(3)	—		20,988	(4)	2,602,828
and Chief Executive Officer (2)	2015	68,750		451,000	(5)	630,000		—		2,414		1,152,164
Mark Jaggi, Chief Financial Officer (6)	2016	294,688	(7)	—		695,961	(8)	—				990,649
Robert M. Urban, Former Chief	2016	370,000		—		610,880	(10)	—		26,514	(11)	1,007,394
Operating Officer(9)	2015	370,000		—		308,000		—		—		678,000
	2014	370,000		—		—		—		—		370,000
Justin Rose, Chief Sales Officer (12)	2016	323,436	(13)			676,281	(14)	83,338	(15)	10,325	(16)	1,010,042
Michelle Oborn-Virchow, Senior Vice	2016	234,667	(17)	—		385,120	(18)	—		7,425	(19)	627,212
President of Human Resources(17)								—
David S. Colbert, former Chief	2016	3,750		—				—		325,000	(21)	328,750
Financial Officer (20)	2015	325,000		—		308,000		—		—		633,000
	2014	325,000		—		—		—		—		325,000

(1)
The amounts in this column represent the aggregate grant date fair value of stock awards granted to the NEO in the applicable fiscal year under our 2010 Plan and computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on December 12, 2016 for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

Each NEO other than Mr. Colbert was granted performance-based RSUs (“PRSUs”) on January 4, 2016, the vesting of which is tied to the Company’s total stockholder return (“TSR”) during each of three consecutive annual performance periods. These PRSUs were subsequently amended on March 28, 2016, resulting, for accounting purposes, in the deemed cancellation of the original PRSUs and grant of replacement PRSUs, the vesting of which is tied to the Company’s TSR during a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018. The PRSUs granted to our NEOs in fiscal 2016 are described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above. In accordance with SEC rules, the grant date fair value reflected in the above table of an equity award that is subject to performance conditions is based on the probable outcome of the performance condition. Below in the footnotes related to each individual’s equity award we specify the grant date value assuming maximum achievement of the PRSUs.

(2)	Mr. Jensen was hired as our President and CEO in May 2015.

(3)
Consists of $1,731,960, the grant date fair value of the PRSUs granted to Mr. Jensen on January 4, 2016, and $299,880, which represents the aggregate incremental fair value calculated in accordance with FASB ASC Topic 718 in connection with the modification of Mr. Jensen’s PRSUs on March 28, 2016. Assuming the highest level of performance conditions will be achieved, the value PRSUs awarded would be $2,873,340.

(4)
Reflects relocation expenses paid by the Company in the amount of $8,012, reimbursements for travel, including airfare, in the amount of $10,528, $2,063 in 401(k) matching contributions and $385 for a holiday cash gift.

(5)	Reflects a signing bonus paid to Mr. Jensen in connection with the commencement of his employment.

(6)	Mr. Jaggi was hired as our Chief Financial Officer on August 24, 2015.

(7)
Consists of $10,313 paid to Mr Jaggi for consulting services prior to his employment with the Company and $284,375 paid to Mr. Jaggi during the fiscal year for his salary. His annualized salary during the fiscal year was $325,000.

(8)
Consists of $85,081, the grant date fair value of shares of restricted stock awarded to Mr. Jaggi in connection with this commencement of employment, $520,720, the grant date fair value of the PRSUs granted to Mr. Jaggi on January 4, 2016, and $90,160, which represents the aggregate incremental fair value calculated in accordance with FASB ASC Topic 718 in connection with the modification of Mr. Jaggi’s PRSUs on March 28, 2016. Assuming the highest level of performance conditions will be achieved, the value PRSUs awarded would be $863,880.

(9)	Mr. Urban's employment with the Company was terminated effective December 14, 2016.

(10)
Consists of $520,720, the grant date fair value of the PRSUs granted to Mr. Urban on January 4, 2016, and $90,160, which represents the aggregate incremental fair value calculated in accordance with FASB ASC Topic 718 in connection with the modification of Mr. Urban’s PRSUs on March 28, 2016. Assuming the highest level of performance conditions will be achieved, the value PRSUs awarded would be $863,880.

(11)	Reflects $15,029 Mr. Urban received in reimbursements for travel, including airfare, $11,100 in 401(k) matching contributions and $385 for a holiday cash gift.

(12)	Mr. Rose was hired as our Chief Sales Officer on July 21, 2015.

(13)	Mr. Rose's annualized salary during the fiscal year was $340,000.

(14)
Consists of $65,401, the grant date fair value of shares of restricted stock awarded to Mr. Rose in connection with this commencement of employment, $520,720, the grant date fair value of the PRSUs granted to Mr. Rose on January 4, 2016, and $90,160, which represents the aggregate incremental fair value calculated in accordance with FASB ASC Topic 718 in connection with the modification of Mr. Rose’s PRSUs on March 28, 2016. Assuming the highest level of performance conditions will be achieved, the value PRSUs awarded would be $863,880.

(15)
During fiscal 2016, Mr. Rose participated in the Company’s sales incentive plan, which provides for bonuses to eligible employees in our sales function based upon revenue earned and other sales metrics measured during the applicable period. This plan pays on a quarterly basis. The amount in the table reflects the total bonus paid to Mr. Rose with respect to fiscal 2016 under our sales incentive plan and does not include $14,171 related to the fourth quarter bonus that was not paid as a result of the independent review conducted by our audit committee. Further details relating to Mr. Rose’s sales incentive plan bonus are provided in “Compensation Discussion and Analysis - PART II: COMPENSATION COMPONENTS - Annual Incentive Plan.”

(16)	Reflects relocation expenses paid by the Company in the amount of $8,170 and reimbursements for travel, including airfare, in the amount of $1,770 and $385 for a holiday cash gift.

(17)	Ms. Oborn-Virchow was promoted to Senior Vice President, Human Resources on November 30, 2015. Her annualized salary was $225,500 through March 1, 2016, when it was increased to $253,000.

(18)
Consists of $328,280, the grant date fair value of the PRSUs granted to Ms. Oborn-Virchow on January 4, 2016, and $56,840, which represents the aggregate incremental fair value calculated in accordance with FASB ASC Topic 718 in connection with the modification of Ms. Oborn-Virchow’s PRSUs on March 28, 2016. Assuming the highest level of performance conditions will be achieved, the value PRSUs awarded would be $544,620.

(19)	Reflects 401(k) matching contributions and $385 for a holiday cash gift.

(20)	Mr. Colbert’s employment with the Company was terminated effective July 3, 2015.

(21)	Represents severance payments made pursuant to Mr. Colbert's separation agreement.
Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
        The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal 2016 in proportion to the total compensation reported for each NEO who remained in service with us through the end of the fiscal year ranged from 21% in the case of Mr. Jensen to 40% in the case of Mr. Rose.
GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal 2016. Non-equity incentive plan awards are provided under our fiscal 2016 Annual Incentive Plan, or AIP. Equity incentive awards are provided under our 2010 Long Term Incentive Plan, or 2010 Plan. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long Term Incentive Plan.” Mr. Colbert did not receive any grants of equity or non-equity incentive plan awards due to his termination of employment with the Company effective July 3, 2015.

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares Or Units (#) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Darren Jensen	PRSU	3/28/2016		—	—	153,000	306,000		2,031,840
	AIP		90,200	453,750	825,000	—	—	—	—
Mark Jaggi	RSA	8/24/2015		—	—			17,143	170,161
	PRSU	3/28/2016				46,000	92,000	—	610,880
	AIP		9,750	162,500	243,750	—	—	—	—
Robert M. Urban	PRSU	3/28/2016		—	—	46,000	92,000		610,880
	AIP		11,100	185,000	277,500	—	—	—	—
Justin Rose	RSA	7/27/2015						17,143	130,801
	PRSU	3/28/2016		—	—	46,000	92,000	—	610,880
	SIP (6)		8,492	170,000	(6)	—	—	—	—
Michelle Oborn-Virchow	PRSU	3/25/2016				29,000	29,000	—	385,120
	AIP		5,313	88,550	132,825			—

(1)
“AIP” denotes that the award was made pursuant to our fiscal 2016 annual incentive plan. “RSA” denotes an award of restricted stock that was made pursuant to our 2010 Plan. “PRSU” denotes a performance-based restricted stock unit award that was made pursuant to our 2010 Plan. “SIP" denotes that the award was made pursuant to our fiscal 2016 sales incentive plan.

(2)
The annual incentive plan (AIP) is an annual incentive plan that pays a cash award for performance and is generally paid after the end of the performance year. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the potential payout if the Company’s revenue and diluted adjusted earnings per share for the fiscal year was at the minimum level required to receive a cash bonus. The amounts reported in the Target column reflect the at-target potential payout if the Company’s revenue and diluted adjusted earnings per share for the fiscal year was at the goal performance level. The amounts reported in the Maximum column reflect the maximum payout possible under the plan. Amounts for each NEO are based on a percentage of the NEO’s base salary set prior to the beginning of the fiscal year.

(3)
Each NEO was granted PRSUs under the 2010 Plan on January 4, 2016, the vesting of which was tied to the Company's TSR during each of three consecutive annual performance periods. The PRSUs were subsequently amended on March 28, 2016, resulting in the deemed cancellation of the original PRSUs and grant of replacement PRSUs, the vesting of which is tied to the Company’s TSR during a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018. We have included the sum of the grant date value of each individual’s PRSU plus the additional incremental value measured on the modification date in the above table. The fair value amounts for each of the January 4, 2016 original grant date and the March 28, 2016 modification date for each NEO are set forth below in the footnotes detailing their respective awards. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund. The number of PRSUs eligible to vest is 0% to 200% of the target. The number of PRSUs shown in the target column represents the number of PRSUs that will vest if achievement is at 100% for the performance period, and the maximum reflects achievement at 200%. No threshold is applicable to the PRSUs.

(4)
Messrs. Jaggi and Rose were granted restricted stock under our 2010 Plan. These awards vest over three years in equal installments based on continued employment with the Company on each such date. See our “Compensation Discussion and Analysis -Part II-Compensation Components-Annual Incentive Plan-Long Term Incentive Plan” above and also the Outstanding Equity Awards table below for a description of restricted stock awards under our 2010 Plan.

(5)
We calculate the grant date fair value of each award in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above. In accordance with SEC rules, the grant date fair value of an award that is subject to a performance condition is based on the probable outcome of the performance condition.

(6)
Mr. Rose participated during the year in our 2016 sales incentive plan. The sales incentive plan does not provide for maximum amount that may be paid on annual basis for awards. See our “Compensation Discussion and Analysis-Part II-2016 Sales Incentive Plan” for a detailed description of his 2016 bonus.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning each unexercised option and all restricted stock and performance-based restricted stock units (“PRSUs”) held by our NEOs as of June 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Darren Jensen	—	—	—		142,858	(3)	1,942,868	—		—
								153,000	(4)	2,080,800
Mark Jaggi	—	—			17,143	(5)
								46,000	(4)	625,600
Robert M. Urban	21,429	22.33	5/29/2022	(6)	—		—	—		—
	—	—	—		9,143	(7)	124,345	—		—
	—	—	—		—		—	19,048	(8)	259,053
	—	—	—		—		—	46,000	(4)	625,600
Justin Rose	—	—	—		17,143	(9)	233,145
	—							46,000	(4)	625,600
Michelle Oborn-Virchow	1,715	4.90	3/27/2019	(10)
	1,643	9.80	1/25/2022	(11)
					1,190	(12)	16,184
					2,214	(13)	30,110
								19,048	(8)	259,053
								29,000	(4)	394,400

(1)
Computed in accordance with SEC rules as the number of unvested RSAs multiplied by the closing market price of our common stock at the end of the 2016 fiscal year, which was $13.60 on June 30, 2016 (the last business day of the 2016 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.

(2)
Computed in accordance with SEC rules as the number of unvested PRSUs multiplied by the closing market price of our common stock at the end of the 2016 fiscal year, which was $13.60 on June 30, 2016 (the last business day of the 2016 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the performance milestones related thereto are achieved and the future performance of our common stock.

(3)
These shares of restricted stock were granted on May 18, 2015 and vest in full on the third anniversary of Mr. Jensen’s commencement of employment with the Company, assuming continuous employment with the Company through such date.

(4)	See Footnote 3 accompanying the Summary Compensation Table above for details regarding the 2016 PRSUs.

(5)
These shares of restricted stock were granted on August 24, 2015 and vest in three equal annual installments beginning on August 24, 2016 assuming Mr. Jaggi's continuous employment with the Company through each such date.

(6)
This option was granted on May 29, 2012. One-fourth of the shares subject to this option vested on May 29, 2013, and the remaining shares vested in 36 equal monthly installments on the 29th day of each month thereafter.

(7)
These shares of restricted stock were part of a restricted stock grant that was granted on June 24, 2013 and vested in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company through each such date. Mr. Urban has 9,143 restricted shares remaining from the original grant that were scheduled to vest on June 24, 2017. These remaining restricted shares were forfeited upon the termination of Mr. Urban's employment on December 14, 2016.

(8)
These PRSUs were granted to Mr. Urban and Ms. Oborn-Virchow on January 2, 2015 under the 2010 Plan. Vesting for the PRSUs is subject to continued service and the Company’s TSR, with one-third of the PRSUs eligible to vest for each of calendar years 2015, 2016 and 2017. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund. The number of PRSUs eligible to vest in any performance period is 0% to 200% of the target for such calendar year. The number of PRSUs in the table reflects performance at the 100% target level of 9,524 PRSUs per year. Additional details regarding the vesting of the portion of these awards that related to calendar 2015 performance are provided in Footnote 2 to the Options Exercised and Stock Vested table below and in the Compensation Discussion and Analysis - PART II: COMPENSATION COMPONENTS - Long Term Incentive Plan.

(9)
These shares of restricted stock were granted on July 27, 2015 and vest in three equal annual installments beginning on July 27, 2016 assuming continuous employment with the Company through each such date.

(10)	This option was granted on March 27, 2009. All of the shares subject to this option vested on March 27, 2010.

(11)
This option was granted on January 25, 2012. One-fourth of the shares subject to this option vested on January 25, 2013, and the remaining shares vest in 36 equal monthly installments on the 25th day of each month assuming continuous employment with the Company.

(12)
These shares of restricted stock were part of a restricted stock grant that was granted on January 23, 2013 and vested in four equal annual installments beginning on January 23, 2014 assuming continuous employment with the Company through each such date. Ms. Oborn-Virchow has 1,190 restricted shares remaining from the original grant that will vest on January 23, 2017, assuming continuous employment through such date.

(13)
These shares of restricted stock were part of a restricted stock grant that was granted on June 24, 2013 and vested in four equal annual installments beginning on June 24, 2014 assuming continuous employment with the Company through each such date. Ms. Oborn-Virchow has 2,214 restricted shares remaining from the original grant that will vest on June 24, 2017, assuming continuous employment through such date

2010 Long Term Incentive Plan
In 2010, we adopted our 2010 Long Term Incentive Plan, or 2010 Plan, which was approved by our shareholders in November 2010. The 2010 Plan replaced the 2007 Long Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 Plan to increase the number of shares of our common stock that are available for issuance under the 2010 Plan by 485,715 to 985,715. Our shareholders approved that amendment in January 2012.
In August 2014, our board of directors approved an amendment to the 2010 Plan to increase the number of shares of our common stock that are available for issuance under the 2010 Plan by 514,286 to 1,500,001, which was approved by our shareholders in November 2014. Unless terminated earlier, our 2010 Plan will terminate on September 26, 2020.
A maximum of 1,500,001 shares of common stock could be issued under the 2010 Plan in connection with the grant of awards. Awards have been granted pursuant to the 2010 Plan and are outstanding to various employees, officers and directors, at prices between $4.41 and $24.71 per share with respect to options to purchase common stock, vesting over one- to four-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2010 Plan upon expiration of the award. As of June 30, 2016, there were awards outstanding, net of awards expired, for the purchase in aggregate of 817,623 shares of our common stock. As of June 30, 2016, there were 371,217 shares available for issuance under the 2010 Plan.
2007 Long Term Incentive Plan
We previously adopted and our shareholders approved the 2007 Long Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006. A maximum of 1,428,572 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $1.47 and $10.50 per share with respect to options to purchase common stock, vesting over one- to three-year periods.

Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2016, there were awards outstanding, net of awards expired, for the purchase in aggregate of 258,444 shares of our common stock. As of June 30, 2016, there were 4,566 shares available for issuance under the 2007 LTIP. This plan expires on November 21, 2016.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon the vesting of restricted stock awards during the fiscal year ended June 30, 2016. None of our NEOs exercised any stock options during the fiscal year ended June 30, 2016.

	Stock Awards		Performance Shares (PRSUs)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Darren Jensen	—	—	—	—
Mark Jaggi	—	—	—	—
Robert M. Urban	17,127	198,767	7,466 (2)	71,076
Justin Rose	—	—	—	—
Michelle Oborn-Virchow	10,872	109,997	7,466 (2)	71,076

(1)	Value realized upon vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the fair market value of our common stock on the vesting date.

(2)
These PRSUs were granted to Mr. Urban and Ms. Oborn-Virchow on January 2, 2015 under the 2010 Plan. Vesting for the PRSUs is subject to continued service and the Company’s TSR, with one-third of the PRSUs eligible to vest for each of calendar years 2015, 2016 and 2017. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund. The number of PRSUs eligible to vest in any performance period is 0% to 200% of the target for such calendar year. The number of PRSUs in the table reflects the number of shares issued to each of Mr. Urban and Ms. Oborn-Virchow as a result of performance achievement for calendar year 2015 at the 78.39% achievement level. Details regarding calendar year 2015 performance are included in the “Compensation Discussion and Analysis - PART II: COMPENSATION COMPONENTS - Long Term Incentive Plan.”

PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2016, all of our NEOs other than Mr. Colbert were eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable. Mr. Colbert would not have been entitled to benefits on June 30, 2016, as a result of his departure from the Company prior to such date. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.
Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive's rate of base salary as of June 30, 2016;

•	Cash out of all stock options (whose vesting is accelerated) at their then intrinsic value as of June 30, 2016;

•	Cash severance as provided under the NEO's employment agreement or key executive benefit package agreement, as applicable, in effect as of June 30, 2016;

•	Change in control occurring on June 30, 2016;

•	Termination of executive's employment occurring on June 30, 2016; and

•	A price per share of $13.60 which was the closing price of our common stock on June 30, 2016, the final trading day of fiscal 2016.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)	Involuntary Termination within 12 months after a Change in Control ($)(2)
Darren Jensen
Base salary continuation	275,000	550,000
Acceleration of vesting of equity awards	—	4,023,657
Total	275,000	4,573,657
Mark Jaggi
Base salary continuation	162,500	162,500
Acceleration of vesting of equity awards	—	625,600
Total	162,500	788,100
Robert M. Urban
Base salary continuation	370,000	370,000
Acceleration of vesting of equity awards	—	1,008,998
Total	370,000	1,378,998
Justin Rose
Base salary continuation	170,000	170,000
Acceleration of vesting of equity awards	—	625,600
Total	170,000	795,600
Michelle Oborn-Virchow
Base salary continuation	253,000	253,000
Acceleration of vesting of equity awards	—	653,453
Total	253,000	906,453

(1)
For purposes of this table, an involuntary termination consists of our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.

(2)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Messrs. Jensen and Urban, the termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the compensation committee are Messrs. Beindorff, Manovich and Metzger, with Mr. Metzger serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. Mr. Manovich was a member of the compensation committee during fiscal 2015 until he was appointed as our interim Executive Vice Chairman on February 2, 2015. Concurrently with his appointment, he was removed from the compensation committee. Mr. Manovich remained our interim Executive Vice Chairman through May 17, 2015, and he was reappointed to the compensation committee by our board of directors on July 28, 2015. Except for Mr. Manovich’s period of service as our interim Executive Vice Chairman, none of the members of our compensation committee have at any time been an officer or employee of ours or any of our subsidiaries. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past.

Compensation Committee Report
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and in this Proxy Statement.

The Compensation Committee

George E. Metzger, Chair
Michael Beindorff
David S. Manovich
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.
DIRECTOR COMPENSATION
Fiscal 2016
Cash Compensation. Effective October 31, 2015, each non-employee director receives a monthly retainer for their service as directors as follows: $5,500 for the chairman of our board of directors and the chairs of our audit and compensation committees and $5,000 for all other non-employee directors.
Equity Compensation. As amended, and effective as of our fiscal 2016 annual meeting of shareholders, each non-employee director will receive the following annual equity awards in connection with each annual meeting of our shareholders or initial equity award upon joining our board of directors:

•
Annual Equity Awards - On the date of the next regular annual meeting of shareholders after the annual meeting of shareholders at which a continuing non-employee director is re-elected (the “Election Date”) (for example, for continuing non-employee directors re-elected at and having an Election Date of the fiscal 2016 annual meeting of shareholders, the fiscal 2017 annual meeting of shareholders), each such continuing non-employee director who continues to serve as a member of our board of directors immediately prior to the next regular annual meeting of shareholders following the Election Date will receive a fully vested stock award for a number of shares of our common stock determined as follows: $75,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the calendar month (each, a “Month End”) for each Month End occurring between the

•	Election Date and date of the next regular annual meeting of shareholders.

•
Initial Equity Awards - On the one year anniversary of the non-employee director joining our board of directors, each new non-employee director will receive an award for that number of shares of our common stock determined as follows: $150,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the month for each of the twelve months prior to the one year anniversary of the non-employee director joining our board.

Employee Director Compensation. Our directors who are also our employees receive no additional compensation for their service on our board of directors.
The table below summarizes the compensation we paid to our non-employee directors for fiscal 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation	Total ($)
Michael A. Beindorff	60,000	—	—	60,000
Dave Manovich	60,000	—	—	60,000
Garry Mauro	69,500	—	—	69,500
George E. Metzger	63,500	—	—	63,500
Richard Okumoto	63,500	—	—	63,500
David Toole	30,000	—	—	30,000
(1) There were no stock awards granted to Directors during Fiscal 2016. Prior to Fiscal 2016, equity awards were granted to non-employee Directors at the annual shareholder meeting and vested upon the following annual shareholder meeting date provided the Director continued in service through that date. Effective with the Fiscal 2016 annual shareholder meeting, the equity awards to non-employee Directors will be granted after the following annual shareholder meeting as compensation for the prior year's service. As an example, a non-employee director that served from the fiscal 2016 annual shareholder meeting until the fiscal 2017 annual meeting will receive a fully vested award based on that service, granted upon the date of our fiscal 2017 annual shareholder meeting.
The table below summarizes the unexercised stock options, all of which are fully vested, held by our non-employee directors as of June 30, 2016:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	14,286	—	9.31
Dave Manovich	14,286		9.31
Garry Mauro	14,286	—	2.10
	17,143	—	1.47
	17,143	—	1.75
	17,143	—	5.60
	14,286	—	9.31
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2016 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

(a)	(b)		(c)		(d)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock awards (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (#)
All equity compensation plans approved by security holders	1,076,067	(1)	7.28	(2)	375,946

Equity compensation plans not approved by security holders	—		—		—

(1)
Includes 382,760 shares of our common stock that can be issued upon the exercise of outstanding options and 693,307 shares of our common stock that can be issued upon vesting of restricted stock awards and PRSUs.

(2)	Does not take into account outstanding restricted stock awards and PRSUs, as those awards have no exercise price.

AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WSRP, LLC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the Independence Standards Board of Directors Standard No. 1 (Independence Discussions with Audit Committees) and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU §380).
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2016, and this Proxy Statement, for filing with the SEC.

The Audit Committee

Richard Okumoto, Chair
Michael A. Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
EKS&H LLLP (“EKS&H”) audited the Company's consolidated financial statements for the fiscal year ended June 30, 2015 and reviewed the subsequent interim quarterly filings for the periods ended September 30, 2015 and December 31, 2015. On April 8, 2016 the audit committee dismissed EKS&H as the Company's independent registered public accounting firm. The reports of EKS&H on the Company’s consolidated financial statements as of and for the fiscal years ended June 30, 2015 and June 30, 2014 and the effectiveness of internal control over financial reporting as of June 30, 2015 and 2014, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of the Company’s financial statements for fiscal years ended June 30, 2015 and June 30, 2014 and in the subsequent interim periods through April 8, 2016, there were no disagreements with EKS&H on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of EKS&H, would have caused EKS&H to make reference to the matter in their report. In addition, during the fiscal years ended June 30, 2015 and 2014 and the subsequent interim period through April 8, 2016, there were no reportable events described under Item 304(a)(1)(v) of Regulation S-K.
Effective as of April 12, 2016, the audit committee engaged BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016. On July 7, 2016, the audit committee dismissed BDO as the Company’s independent registered public accounting firm, effective immediately, due to BDO’s determination that it was not independent of the Company with respect to the Company’s fiscal year ended June 30, 2016 and not for any reason related to the Company’s financial reporting or accounting operations or policies. BDO concluded that it was not independent of the Company with respect to fiscal 2016 because, during fiscal 2016 but prior to BDO’s appointment as the Company’s independent registered public accounting firm, a firm in the BDO international network had provided certain prohibited non-audit services as a subcontractor to a third party contractor who had been engaged to provide payroll services to an international subsidiary of the Company. BDO was engaged by the Company on April 12, 2016 and as a result did not deliver an audit report on the financial statements of the Company for the fiscal years ended June 30, 2014 or 2015. At no point during BDO’s engagement were there any (i) disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of BDO would have caused it to make reference to the subject matter of the disagreement in connection with its report, or (ii) “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
Effective as of July 11, 2016, the audit committee engaged WSRP, LLC as the Company’s independent registered public accounting firm for the interim periods subsequent to the dismissals of EKS&H and BDO and for the fiscal year ended June 30, 2016.
The following table presents fees for professional audit services rendered by EKS&H LLLP during interim periods of fiscal year 2016 and for the fiscal year ended June 30, 2015:

EKS&H LLLP	Fiscal year ended June 30,
	2016	2015
Audit Fees(1)	$68,261	$243,895
Audit-Related Fees(2)	—	20,000
Tax Fees(3)	91,434	74,636
All Other Fees	—	—
	$159,695	$338,531

(1)	Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

(2)	Audit-Related Fees consist of fees billed for the audit of our employee benefit plan.

(3)	Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.

The following table presents fees for professional audit services rendered by BDO USA, LLP during the interim period of fiscal year 2016. There were no audit arrangements with BDO USA, LLP during the fiscal year ended June 30, 2015.

BDO USA, LLP	Fiscal year ended June 30, 2016
Audit Fees(1)	$—
Audit-Related Fees	—
Tax Fees	—
All Other Fees	—
$—

(1)	Audit Fees consist of fees billed for the review of interim financial statements.
The following table presents fees for professional audit services rendered by WSRP, LLC for fiscal year ended June 30, 2016. There were no audit arrangements with WSRP, LLC during the fiscal year ended June 30, 2015.

WSRP, LLC	Fiscal year ended June 30, 2016
Audit Fees(1)	$178,217
Audit-Related Fees(2)	—
Tax Fees(3)	—
All Other Fees	—
$178,217

(1)	Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.
Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of November 30, 2016 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of November 30, 2016, other than those individuals listed on the chart below, no other individuals were known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 14,057,722 shares of our common stock issued and outstanding as of November 30, 2016.

Name of Beneficial Owner(1)	Number of Shares		Percent of Class
Principal Shareholders
Dell Loy Hansen	711,839	(2)	5.07%
595 S. Riverwoods Pkwy, Suite 400
Logan, UT 84321
Directors and Named Executive Officers
Michael A. Beindorff	44,532	(3)	*
David S. Manovich	113,651	(4)	*
Garry P. Mauro	124,998	(5)	*
George Metzger	23,929	(6)	*
Richard Okumoto	25,000	(7)	*
David Toole	—		*
Darren J. Jensen	143,458	(8)	1.02%
Robert Urban	55,691	(9)	*
Mark Jaggi	15,665	(10)	*
Justin Rose	15,294	(11)	*
Michelle Oborn-Virchow	28,091	(12)	*
All executive officers and directors (12 persons)	590,309	(13)	4.20%
*Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a

“beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal shareholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Based solely upon a Schedule 13D filed on July 8, 2015, by Dell Loy Hansen and Hansen Guaranty, LLC. According to the Schedule 13D, adjusted for our October 19, 2015 reverse stock split, Dell Loy Hansen has sole voting and dispositive power with respect to 191,000 shares and shared voting and dispositive power with respect to 520,839 shares. Hansen Guaranty, LLC has shared voting and dispositive power with respect to 520,839 shares.

(3)
Includes 28,857 shares held directly by Mr. Beindorff, 1,143 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, and 246 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of November 30, 2016 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.

(4)
Includes 43,649 shares owned in a joint trust account by Mr. Manovich and his spouse, 15,715 shares owned directly by Mr. Manovich, 5,715 shares held in Mr. Manovich's IRA, and 34,286 shares owned by Mr. Manovich's spouse, which he is deemed to beneficially own. Also includes the following shares which Mr. Manovich has the right to acquire or will have the right to acquire within 60 days of November 30, 2016 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.

(5)
Includes 44,813 shares directly owned by Mr. Mauro, 184 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of November 30, 2016 upon the exercise of options: 14,286 shares at an exercise price of $2.10 per share, 17,143 shares at an exercise price of $1.47 per share, 17,143 shares at an exercise price of $1.75 per share, 17,143 shares at an exercise price of $5.60 per share and 14,286 shares at an exercise price of $9.31 per share.

(6)	Consists of 23,929 shares directly owned by Mr. Metzger.

(7)	Consists of 25,000 shares directly owned by Mr. Okumoto.

(8)	Consists of 600 shares directly owned by Mr. Jensen and 142,858 shares pursuant to a Restricted Stock Award.

(9)
Includes 24,738 shares directly owned by Mr. Urban and also includes the following shares which Mr. Urban has the right to acquire or will have the right to acquire within 60 days of November 30, 2016: 21,429 shares upon the exercise of options at an exercise price of $22.33 per share and 9,524 shares upon the vesting at the target level of PRSUs. Excludes 9,143 shares pursuant to a Restricted Stock Award that were forfeited upon the termination of Mr. Urban's employment on December 14, 2016.

(10)	Consists of 4,237 shares directly owned by Mr. Jaggi and 11,428 shares pursuant to a Restricted Stock Award.

(11)	Consists of 3,866 shares directly owned by Mr. Rose and 11,428 shares pursuant to a Restricted Stock Award.

(12)
Consists of 11,805 shares directly owned by Ms. Oborn-Virchow and 3,404 shares pursuant to a Restricted Stock Award. Also includes the following shares which Ms. Oborn-Virchow has the right to acquire or will have the right to acquire within 60 days of November 30, 2016: 1,715 shares upon the exercise of options at an exercise price of $4.90 per share, 1,643 shares upon the exercise of options at an exercise price of $9.80, and 9,524 shares upon the vesting at the target level of PRSUs.

(13)
Consists of 437,901 shares directly owned by our executive officers and directors as a group and 152,408 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of November 30, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions for our fiscal year ended June 30, 2016, we distributed questionnaires to each of our directors and officers.
Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
In the last fiscal year, there have been two transactions or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
During the fiscal 2016, Dinng, a brand and digital brand studio, provided branding and marketing services to the Company pursuant to an Agreement for Services dated August 18, 2015 between the Company and Dinng, in the amount of $0.5 million. Our Chief Marketing Officer, Ryan Goodwin, is the founder of Dinng and currently serves as Dinng’s President and Creative Director. Mr. Goodwin and his wife are both salaried employees at Dinng.
Effective January 2014, we commenced a partnership with Real Salt Lake of Major League Soccer, which includes the placement of our logo on the front of the team’s jersey as well as strategic placement of our logo around the stadium and on televised broadcasts of the games. In July 2015, Dell Loy Hansen, the sole owner of Real Salt Lake and Real Monarchs SLC, became a 5% stockholder of the Company. For fiscal 2016, we paid $2.6 million to Real Salt Lake, pursuant to the terms of our partnership, an additional $0.1 million for an endorsement of Real Monarchs SLC and $0.1 million for product marketing.
CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at http://investor.lifevantage.com/governance.cfm. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2016, we believe that all such reports were filed on a timely basis.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement and annual report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a shareholder is receiving multiple copies of the proxy materials, shareholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Investor Relations
9785 South Monroe Street, Suite 300
Sandy, Utah 84070
(801) 432-9000

Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for our fiscal year ended June 30, 2016, which was filed with the SEC on December 12, 2016, will be made available to shareholders without charge upon written request to LifeVantage Corporation, Attn: Investor Relations, 9785 South Monroe Street, Suite 300, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
January 4, 2017	/s/ Darren Jensen
Darren Jensen
President and CEO

ANNEX A
LifeVantage Corporation
2017 Long-Term Incentive Plan
(Adopted on December 6, 2016,
Effective on _______ __, 2017)

SECTION 1.INTRODUCTION.
The Board adopted the LifeVantage Corporation 2017 Long-Term Incentive Plan on the Adoption Date conditioned upon and subject to obtaining Company shareholder approval.
The purposes of the Plan are to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other shareholders and thereby promote the financial interests of the Company and its affiliates and enhancement of shareholder return.
The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Cash Awards, as well as any other form of equity award consistent with the terms of the Plan.
Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.
SECTION 2.DEFINITIONS.
(a)“Adoption Date” means December 6, 2016.
(b)“Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.
(c)“Award” means any award, under this Plan, to a Selected Employee of an Option, SAR, Restricted Stock Grant, Stock Unit or to a Covered Employee of any Cash Award.
(d)“Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Grant Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
(e)“Board” means the Board of Directors of the Company, as constituted from time to time.
(f)“Cash Award” means an award of a bonus opportunity, under this Plan, to a Covered Employee that (i) is payable in cash, (ii) is not an Option, SAR, Restricted Stock Grant or Stock Unit, (iii) is paid based on achievement of Performance Goal(s) and (iv) may be intended to qualify as performance-based compensation under Code Section 162(m).
(g)“Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).
(h)“Cause” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Cause), (i) dishonesty or fraud, (ii) serious willful misconduct, (iii) unauthorized use or disclosure of confidential information or trade secrets, (iv) conviction or confession of a felony, or (v) any other act or omission by a Participant that, in the opinion of the Company, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(i)“Change in Control” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Change in Control), the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the shareholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company's assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board, or (vi) any other event specified by the Board or the Committee.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(j)“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(k)“Committee” means a committee described in Section 3.
(l)“Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.
(m)“Company” means LifeVantage Corporation, a Colorado corporation.
(n)“Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director and who qualifies as a consultant or adviser under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
(o)“Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).
(p)“Director” means a member of the Board who is also an Employee.
(q)“Disability” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(r)“Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.
(s)“Equity Award” means any Award other than a Cash Award.
(t)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(u)“Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.
(v)“Fair Market Value” means the market price of a Share, determined by the Committee as follows:
(i)If the Shares are traded on a stock exchange (such as the New York Stock Exchange, NYSE MKT, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there are no sales on such date, on the last date preceding such date on which a closing price was reported;
(ii)If the Shares are traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there are no sales on such date, on the last date preceding such date on which a sale was reported; and

(iii)If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.
(w)“Fiscal Year” means the Company’s fiscal year.
(x)“Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
(y)“Net Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.
(z)“Non-Employee Director” means a member of the Board who is not an Employee.
(aa)“Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.
(ab)“Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
(ac)“Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.
(ad)“Optionee” means an individual, estate or other entity that holds an Option.
(ae)“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.
(af)“Participant” means an individual or estate or other entity that holds an Award.
(ag)“Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue, including with respect to a particular product, business line, geography or market; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total shareholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) Company advancement milestones. Awards issued to individuals who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) may take into account other (or no) factors.

(ah)“Performance Period” means any period of time as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(ai)“Plan” means this LifeVantage Corporation 2017 Long-Term Incentive Plan as it may be amended from time to time.
(aj)“Prior Equity Compensation Plans” means the Company’s 2010 Long-Term Incentive Plan (the “2010 Plan”), 2007 Long-Term Incentive Plan (as assumed from Lifeline Therapeutics, Inc., a Colorado corporation) and its predecessor plans and any other Company equity compensation plans.
(ak)“Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).
(al)“Restricted Stock Grant” means Shares awarded under the Plan as provided in Section 9.
(am)“Restricted Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.
(an)“SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.
(ao)“SEC” means the Securities and Exchange Commission.
(ap)“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
(aq)“Securities Act” means the Securities Act of 1933, as amended.
(ar)“Selected Employee” means an Employee, Consultant, Director, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.
(as)“Separation From Service” means a Participant’s separation from service with the Company within the meaning provided to such term under Code Section 409A.
(at)“Service” means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Service does not terminate if he or she is a common-law employee with respect to the Company, a Parent, a Subsidiary or an Affiliate and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final and binding.
(au)“Share” means one share of Common Stock.
(av)“Shareholder Approval Date” means the date that the Company’s shareholders approve this Plan provided that such approval must occur on or before the first anniversary of the Adoption Date.
(aw)“Specified Employee” means a Participant who is considered a “specified employee” within the meaning provided to such term under Code Section 409A.
(ax)“Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.
(ay)“Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.
(az)“Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.

(ba)“Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of Stock Units.
(bb)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.
(bc)“Termination Date” means the date on which a Participant’s Service terminates as determined by the Committee.
(bd)“10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
SECTION 3.ADMINISTRATION.
(a)Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.
To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m) (to the extent such Awards are intended to qualify as performance-based compensation).
The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more Officers, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.
The Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Shares are traded.
Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.
(b)Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:
(i)determining Selected Employees who are to receive Awards under the Plan;
(ii)determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;
(iii)correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;
(iv)accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)interpreting the Plan and any Award Agreements;
(vi)making all other decisions relating to the operation of the Plan; and
(vii)adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.
The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.
(c)Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform oversight or administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
SECTION 4.GENERAL.
(a)General Eligibility. Only Employees, Consultants, Directors and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.
(b)Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.
(c)Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.
(d)Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.
(e)Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:
(i)asset write-downs or discontinued operations,
(ii)litigation or claim judgments or settlements,
(iii)material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,
(iv)reorganizations or restructuring programs or divestitures or acquisitions, and/or
(v)extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.
Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).

(f)No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.
(g)Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable):
(i)if the Service of a Participant is terminated for Cause, then all of the Participant’s Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards);
(ii)if the Service of Participant is terminated for any reason other than for Cause and other due to the Participant’s death or Disability, then the vested portion of the Participant’s then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of the Participant’s outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards); or
(iii)if the Service of a Participant is terminated due to the Participant’s death or Disability, the vested portion of the Participant’s then outstanding Options/SARs may be exercised within twelve months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards).
(h)Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.
(i)Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.
(j)Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.
(k)Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by

Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
(l)Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.
(m)Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(n)Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, outstanding Options or SARs may not be Re-Priced without the approval of Company shareholders.
(o)Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.
(p)Governing Law. This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Utah but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Utah to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
SECTION 5.SHARES SUBJECT TO PLAN AND SHARE LIMITS.
(a)Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed the sum of (i) 650,000 Shares, (ii) the number of Shares reserved under the 2010 Plan that are not issued or subject to outstanding awards under the 2010 Plan on the Shareholder Approval Date, (iii) any Shares subject to outstanding options or other awards under the 2010 Plan on the Shareholder Approval Date that subsequently expire or lapse unexercised and Shares issued pursuant to awards granted under the 2010 Plan that are outstanding on the Shareholder Approval Date and that are subsequently forfeited to or repurchased by the Company, and (iv) the additional Shares described in Section 5(b); provided, however, that no more than 475,000 Shares, in the aggregate, shall be added to the Plan pursuant to clauses (ii) and (iii). No more than 650,000 Shares plus the additional Shares described in Section 5(b) may be issued under the Plan upon the exercise of ISOs.
(b)Share Re-Use. If Equity Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Equity Awards shall again become available for Equity Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under the Share limits stated in Section 5(a) and the balance shall again become available for Equity Awards under the Plan. If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Equity Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the Share limits set forth in Section 5(a). Any Shares that are delivered and any Equity Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted against the Share limits specified in Sections 5(a) and 5(d).
(c)Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Equity Awards.
(d)Code Section 162(m) Limits. For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to Awards granted to the Company’s Covered Employees under this Plan, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan.
(i)Limits on Options. No Selected Employee shall receive Options to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.

(ii)Limits on SARs. No Selected Employee shall receive Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iii)Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iv)Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(v)Limit on Total Amount of All Equity Awards. Notwithstanding anything to the contrary herein, no Selected Employee shall receive Equity Awards during any Fiscal Year in excess of the aggregate amount of 600,000 Shares, whether such Equity Awards are in the form of Options, SARs, Restricted Stock Grants and/or Stock Units.
(vi)Increased Limits for First Year of Employment. The numerical limits expressed in the foregoing subparts (i) through (iv) shall in each case be increased to 600,000 Shares with respect to Equity Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.
(vii)Dollar Limit for Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Selected Employee with respect to any individual Fiscal Year is $5,000,000.
SECTION 6.TERMS AND CONDITIONS OF OPTIONS.
(a)Stock Option Agreement. Each Award of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.
(b)Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and is subject to adjustment of such number in accordance with Section 11.
(c)Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of outstanding options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO Awards to 10-Percent Shareholders) on the date of Award.
(d)Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Award (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Shareholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.
(e)Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding Options without approval from the Company's shareholders. No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.
(f)Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
SECTION 7.PAYMENT FOR OPTION SHARES.
(a)General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:

(i)In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.
(ii)In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.
(b)Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.
(c)Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.
(d)Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.
(e)Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

SECTION 8.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.
(a)SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
(b)Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.
(c)Exercise Price. Each SAR Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of outstanding stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Award.
(d)Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Award. No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR may be included in an ISO only at the time of Award but may be included in an NSO at the time of Award or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.
(f)Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, the Committee may not Re-Price outstanding SARs without approval from the Company's shareholders. No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.
(g)Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
SECTION 9.TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS.
(a)Restricted Stock Grant Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.
(b)Number of Shares and Payment. Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.
(c)Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.
(d)Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other shareholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) may be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.
(e)Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.
(f)Assignment or Transfer of Restricted Stock Grants. Except as provided in Section 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).
SECTION 10.TERMS AND CONDITIONS OF STOCK UNITS.
(a)Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
(b)Number of Shares and Payment. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(c)Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.
(d)Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units may be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.

(e)Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.
(f)Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).
(g)Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.
(h)Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
SECTION 11.ADJUSTMENTS.
(a)Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:
(i)the number and kind of securities available for Equity Awards (and which can be issued as ISOs) under Section 5;
(ii)the Share limits on Equity Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);
(iii)the number and kind of securities covered by each outstanding Equity Award;
(iv)the Exercise Price under each outstanding SAR and Option, and the repurchase price, if any, applicable to the unvested portion of Restricted Stock Grants; and
(v)the number and kind of outstanding securities issued under the Plan.
(b)Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant’s Equity Award covers additional or different shares of stock or securities, then such additional or different shares and the Equity Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Equity Award and the Shares subject to the Equity Award prior to such adjustment.
(c)Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 12.EFFECT OF A CHANGE IN CONTROL.
(a)Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and/or for their cancellation with or without consideration, in all cases without the consent of the Participant.

(b)Acceleration. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 12(a), the Committee may in its discretion provide that all Awards shall vest and become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein for Equity Awards intrinsic value equals the difference between the market value of a Share and any per Share exercise price).
SECTION 13.LIMITATIONS ON RIGHTS.
(a)Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).
(b)Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Equity Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(c)Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.
(d)Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.
SECTION 14.TAXES.
(a)General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.
Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Equity Award through a sale of Shares underlying the Equity Award or, in the case of Options, through Net Exercise or Cashless Exercise.
SECTION 15.DURATION AND AMENDMENTS.
(a)Term of the Plan. The Plan, as set forth herein, is effective on the Adoption Date but is conditioned upon and subject to the approval of the Company’s shareholders. No settlement of Awards or exercise of Options or SARs may occur before the Shareholder Approval Date. If the Company’s shareholders do not approve the Plan on or before the first anniversary of the Adoption Date, then the Plan shall terminate and be null and void and any Awards granted under the Plan shall be forfeited without consideration (except for repayment of any amounts that Participants had previously paid to the Company to acquire Shares underlying the forfeited Awards). In any event, the Plan shall terminate no later than on the day before the tenth anniversary of the Adoption Date. The Plan may be terminated by the Board on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.
(b)Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.
SECTION 16.EXECUTION.
To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.
LIFEVANTAGE CORPORATION

By:
Title:

LifeVantage

LifeVantage Corporation
9785 South Monroe St., Suite 300
Sandy, UT 84070

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LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Mr. Darren Jensen
02) Mr. Michael A. Beindorff
03) Mr. Garry Mauro
04) Mr. George E. Metzger
05) Mr. Richard Okumoto
06) Mr. David Toole
07) Mr. Raymond B. Greer
08) Mr. Vinayak R. Hegde
09) Mr. Darwin K. Lewis

The Board of Directors recommends you vote FOR the following proposals:

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

LifeVantage Corporation
Annual Meeting of Shareholders
February 16, 2017 1:00 PM, MST
This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Darren Jensen and Beatryx Washington or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the shareholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Shareholders to be held at 1:00 PM, MST on February 16, 2017, at the Hyatt House Salt Lake City/Sandy, located at 9685 South Monroe Street, Sandy, Utah 84070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

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